Layne Christensen Company

May 10, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Layne Christensen Company to be held at the InterContinental Kansas City at the Plaza hotel, located at 401 Ward Parkway, Kansas City, Missouri 64112, on Thursday, June 9, 2011, commencing at 10:00 a.m., local time. The business to be conducted at the meeting is described in the attached Notice of Annual Meeting and Proxy Statement. In addition, there will be an opportunity to meet with members of senior management and review the business and operations of the Company.

Your Board of Directors joins with me in urging you to attend the meeting. Whether or not you plan to attend the meeting, however, please sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may revoke your proxy at any time before it is exercised and it will not be used if you attend the meeting and prefer to vote in person.

Sincerely yours,

/s/ A. B. Schmitt

A. B. Schmitt
President and Chief Executive Officer

Layne Christensen Company
1900 Shawnee Mission Parkway
Mission Woods, Kansas 66205

Notice of Annual Meeting of Stockholders
to be Held on June 9, 2011

The Annual Meeting of Stockholders of Layne Christensen Company, a Delaware corporation ("Layne Christensen" or the "Company"), will be held at the InterContinental Kansas City at the Plaza hotel, located at 401 Ward Parkway, Kansas City, Missouri 64112, on Thursday, June 9, 2011, commencing at 10:00 a.m., local time, and thereafter as it may from time to time be adjourned, for the following purposes:

1.
To vote on the election of the Company’s eight nominees for director to hold office for terms expiring at the 2012 Annual Meeting of the Stockholders of Layne Christensen and until their successors are duly elected and qualified or until their earlier death, retirement, resignation or removal;

2.	To conduct an advisory vote on executive compensation;

3.	To conduct an advisory vote on the frequency of an advisory vote on executive compensation;

4.
To consider and act upon ratification of the selection of the accounting firm of Deloitte & Touche LLP as the independent auditors of Layne Christensen Company for the fiscal year ending January 31, 2012;

5.	To consider a stockholder proposal described in the attached Proxy Statement, if properly presented at the Annual Meeting; and

6.	To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

The Board of Directors of Layne Christensen has fixed the close of business on April 11, 2011, as the record date for determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or adjournments thereof.

All stockholders are cordially invited to attend the meeting. Whether or not you intend to be present at the meeting, the Board of Directors of Layne Christensen solicits you to sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may revoke your proxy at any time before it is exercised and it will not be used if you attend the meeting and prefer to vote in person. Your vote is important and all stockholders are urged to be present in person or by proxy.

By Order of the Board of Directors.

Steven F. Crooke
Senior Vice President—General Counsel and Secretary

May 10, 2011
Mission Woods, Kansas

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 9, 2011: The Proxy Statement and Annual Report to Stockholders are available to you at http://www.edocumentview.com/LAYN.

Layne Christensen Company
1900 Shawnee Mission Parkway
Mission Woods, Kansas 66205
_________________________

Proxy Statement
_________________________

Annual Meeting of Stockholders
to be Held June 9, 2011
_________________________

Introduction

This Proxy Statement is being furnished to the stockholders of Layne Christensen Company, a Delaware corporation ("Layne Christensen" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on June 9, 2011, and at any adjournment or adjournments thereof (the "Annual Meeting"). The Annual Meeting will commence at 10:00 a.m., local time, and will be held at the Intercontinental Kansas City at the Plaza hotel, located at 401 Ward Parkway, Kansas City, Missouri 64112.

This Proxy Statement and the enclosed form of proxy were first mailed to the Company's stockholders on or about May 10, 2011.

Proxies

You are requested to complete, date and sign the enclosed form of proxy and return it promptly to the Company in the enclosed postage prepaid envelope. Shares represented by properly executed proxies will, unless such proxies have been revoked prior to exercise, be voted in accordance with the stockholders' instructions indicated in the proxies. If no instructions are indicated, such shares will be voted in favor of the election of the nominees for director named in this Proxy Statement; in favor of the approval of the compensation of our Named Executive Officers, as disclosed in the proxy statement; to conduct an advisory vote on executive compensation every three years; in favor of ratifying the selection of the accounting firm of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year; in favor of the stockholder proposal regarding a sustainability report; and, as to any other matter that properly may be brought before the Annual Meeting, in accordance with the discretion and judgment of the appointed proxies. A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by filing written notice of revocation with the Secretary of the Company, by executing and delivering to the Secretary of the Company a proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

If you plan to attend the Annual Meeting and vote in person, you will be given a ballot when you arrive.  However, if your shares are held in the name of your broker, bank or other nominee (commonly referred to as being held in "street" name), proof of ownership may be required for you to be admitted to the meeting.  A recent brokerage statement or letter from a bank or broker are examples of proof of ownership.  If you want to vote your shares of common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Voting at the Meeting

For purposes of voting on the proposals described herein, the presence in person or by proxy of stockholders holding a majority of the total outstanding shares of the Company's common stock, $0.01 par value, shall constitute a quorum at the Annual Meeting. Only holders of record of shares of the Company's common stock as of the close of business on April 11, 2011 (the "Record Date"), are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or adjournments thereof.  As of the Record Date, 19,634,657 shares of the Company's common stock were outstanding and entitled to be voted at the Annual Meeting. Each share of common stock is entitled to one vote on each matter properly to come before the Annual Meeting.

Directors are elected by a plurality (a number greater than those cast for any other candidates) of the votes cast, in person or by proxy, of stockholders entitled to vote at the Annual Meeting for that purpose. In accordance with Delaware law, a stockholder entitled to vote in the election of directors can withhold authority to vote for all nominees for director or can withhold authority to vote for certain nominees for director. Votes withheld in connection with the election of one or more nominees for director will not be counted as votes cast for such nominees, and will not have any effect on the outcome of the election.  All other matters will be determined by a vote of a majority of the votes cast affirmatively or negatively by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Under Delaware law, abstentions are not considered votes cast and will have no effect on whether a matter is approved.

On certain routine matters, such as the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company, if a stockholder that holds its shares through a broker does not provide instructions to that broker on how the stockholder wishes to vote, the  broker will be allowed to exercise discretion and vote on behalf of the stockholder.  A broker is prohibited, however, from voting on other non-routine matters, including the election of directors, the advisory vote on executive compensation, the advisory vote on the frequency of an advisory vote on executive compensation and stockholder proposals.  Broker "non-votes" will occur when a broker does not receive voting instructions from a stockholder on a non-routine matter or if the broker otherwise does not vote on behalf of a stockholder. Broker non-votes will not count in determining the number of votes cast with respect to the election of directors or a proposal that requires a majority of votes cast and, therefore, will not affect the outcome of the election of directors or the voting on such a proposal.

Solicitation of Proxies

This solicitation of proxies for the Annual Meeting is being made by the Company's Board of Directors. The Company will bear all costs of such solicitation, including the cost of preparing and mailing this Proxy Statement and the enclosed form of proxy. After the initial mailing of this Proxy Statement, proxies may be solicited by mail, telephone, facsimile transmission, electronically or personally by directors, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held of record by them, and their reasonable out-of-pocket expenses, together with those of the Company's transfer agent, will be paid by Layne Christensen.

A list of stockholders entitled to vote at the Annual Meeting will be available for examination at least ten days prior to the date of the Annual Meeting during normal business hours at the Company's Corporate Headquarters, 1900 Shawnee Mission Parkway, Mission Woods, Kansas  66205.  The list also will be available at the Annual Meeting.

Item 1

Election of Directors

One of the purposes of this Annual Meeting is to elect eight directors to serve one year terms expiring at the Annual Meeting of Stockholders in 2012 and until their successors are duly elected and qualified or until their earlier death, retirement, resignation or removal.  The Board of Directors has designated Messrs. David A.B. Brown, J. Samuel Butler, Anthony B. Helfet, Nelson Obus, Rene J. Robichaud, Robert R. Gilmore, Andrew B. Schmitt and Jeffrey J. Reynolds as the nominees proposed for election at the Annual Meeting.  Messrs. Brown, Butler and Helfet have been directors of the Company since 2003.  Mr. Obus has been a director of the Company since 2004.  Messrs. Robichaud and Gilmore have been directors of the Company since January 1, 2009.  Mr. Reynolds has been a director of the Company since 2005 and Mr. Schmitt has been a director of the Company since 1993.  Unless authority to vote for the nominees is withheld, it is intended that the shares represented by properly executed proxies in the form enclosed will be voted for the election of the nominees for director.  In the event that one or more of the nominees should become unavailable for election, it is intended that the shares represented by the proxies will be voted for the election of such substitute nominee as may be designated by the Board of Directors, unless the authority to vote for the nominee who has ceased to be a candidate has been withheld. The nominees have indicated their willingness to serve as directors if elected, and the Board of Directors has no reason to believe that the nominees will be unavailable for election.

The Board of Directors unanimously recommends that you vote FOR the election of David A.B. Brown, J. Samuel Butler, Nelson Obus, Anthony B. Helfet, Rene J. Robichaud, Robert R. Gilmore, Jeffrey J. Reynolds and Andrew B. Schmitt as directors of the Company.

Nominees for Director

The following table sets forth certain information with respect to the persons nominated by the Board of Directors for election as directors at the Annual Meeting.

	Name	Age	Present Position with the Company	Director Since

Nominees	David A. B. Brown	67	Director, Chairman of the Board	2003
	Andrew B. Schmitt	62	Director, President and Chief Executive Officer	1993
	J. Samuel Butler	65	Director	2003
	Anthony B. Helfet	67	Director	2003
	Nelson Obus	64	Director	2004
	Jeffrey J. Reynolds	44	Director, Executive Vice President	2005
			and Chief Operating Officer
	Robert R. Gilmore	59	Director	2009
	Rene J. Robichaud	52	Director	2009

The business experience during the last five fiscal years of the persons nominated by the Board of Directors for election as directors at the Annual Meeting is as follows:

David A. B. Brown currently serves as Chairman of the Board of Directors of Pride International, Inc.  He is also on the board of directors of EMCOR Group, Inc., and from 1984 to 2005 Mr. Brown was president of The Windsor Group, a consulting firm that focuses on energy related issues facing oilfield services and engineering companies.  He is a Chartered Accountant and has over 30 years of energy related experience.  Mr. Brown’s pertinent experience, qualifications, attributes and skills include:  financial literacy and extensive managerial experience attained from serving as the president of The Windsor Group, and the chairman of Pride International, Inc., the knowledge and experience he has attained from service on other public company boards, and the knowledge and experience he has attained from his service on the Company’s Board since 2003, and in his capacity as the Company’s Chairman since 2005.

Andrew B. Schmitt has served as President and Chief Executive Officer of the Company since October 1993. For approximately two years prior to joining the Company, Mr. Schmitt was a partner in two privately owned hydrostatic pump and motor manufacturing companies and an oil and gas service company. He served as President of the Tri-State Oil Tools Division of Baker Hughes Incorporated from February 1988 to October 1991.  Mr. Schmitt is also a director of Euronet Worldwide Inc.  Mr. Schmitt’s pertinent experience, qualifications, attributes and skills include:  financial literacy and extensive managerial experience attained from serving as the president of the Tri-State Oil Tools Division of Baker Hughes Incorporated, a partner in various oil and gas industry companies, and the president and chief executive officer of the Company for over 17 years, the knowledge and experience he has gained from service on other public company boards, and the knowledge and experience he has attained from his service on the Company’s Board since 1993.

J. Samuel Butler has been president of Trinity Petroleum Management, LLC, an oil and gas management outsourcing company, since 1996.  Mr. Butler has also served as Chairman of the Board, chief executive officer and president of ST Oil Company, an independent oil and gas exploration and production company, since 1996.  Mr. Butler was appointed to the Colorado School of Mines Foundation Board of Governors in 2009, and in 2007, Mr. Butler became the Chairman of Genesis Gas & Oil Partners LLC, a private oil and gas partnership focused on the acquisition and exploitation of coalbed methane and other unconventional oil and gas reserves.  Mr. Butler’s pertinent experience, qualifications, attributes and skills include:  financial literacy and extensive managerial experience attained from serving as the president, chairman and chief executive officer of two companies in the oil and gas industry, Trinity Petroleum Management, LLC and ST Oil Company, the knowledge and experience he has attained from service on other company boards, and the knowledge and experience he has attained from his service on the Company’s Board since 2003.

Anthony B. Helfet, a retired investment banker, served as the Vice Chairman of the Board of Directors and co-head of Mergers and Acquisitions for Merriman Curhan Ford & Co. from September 2005 to September 2007.  Prior to that, he was a special advisor to UBS from September 2001 through December 2001.  From 1991 to August 31, 2001, Mr. Helfet was a managing director of the West Coast operations of Dillon, Read & Co. Inc. and its successor organization, UBS.  Mr. Helfet was also managing director of the Northwest Region of Merrill Lynch Capital Markets from 1979 to 1989.  Historically, Mr. Helfet has held other positions with Dean Witter Reynolds Inc. and Dillon, Read & Co. Inc.  Mr. Helfet also served as a director of Alliance HealthCare Services, Inc. from 2001 to 2009.  Mr. Helfet’s pertinent experience, qualifications, attributes and skills include: financial literacy and expertise, capital markets expertise, and managerial experience gained through his mergers and acquisitions experience and leadership roles with investment banking firms, Merriman Curhan Ford & Co., UBS, Dillon, Read & Co. Inc., Merrill Lynch Capital Markets and Dean Witter Reynolds Inc., the knowledge and experience he has attained from service on other public company boards, and the knowledge and experience he has attained from his service on the Company’s Board since 2003.

Nelson Obus has served as president of Wynnefield Capital, Inc. since November 1992 and as the managing member of Wynnefield Capital Management, LLC since January 1997.  Wynnefield Capital Management manages two partnerships and Wynnefield Capital, Inc. manages one partnership, all three of which invest in small-cap value U.S. public equities. Mr. Obus is also a member of the board of directors of Gilman Ciocia, Inc., a company that provides income tax return preparation, accounting and financial planning services.  Mr. Obus’ pertinent experience, qualifications, attributes and skills include:  financial literacy and expertise, capital markets expertise and managerial experience gained through his leadership roles and ownership interest in related investment management companies, Wynnefield Capital Management, LLC and Wynnefield Capital, Inc., the knowledge and experience he has attained from service on other public company boards, and the knowledge and experience he has attained from his service on the Company’s Board since 2004.

Jeffrey J. Reynolds became a director of the Company on September 28, 2005, in connection with the acquisition of Reynolds, Inc. by Layne Christensen Company. Mr. Reynolds served as the President of Reynolds, Inc., a company which provides products and services to the water and wastewater industries, from 2001 until February of 2010.  Mr. Reynolds also became a Senior Vice President of the Company on September 28, 2005. On March 30, 2006, Mr. Reynolds was promoted to Executive Vice President of the Company overseeing the Water Infrastructure Division and on February 1, 2010, Mr. Reynolds was promoted to Executive Vice President of Operations for the Company overseeing all of the Company’s operating divisions. On February 1, 2011, Mr. Reynolds’ title was changed to Executive Vice President and Chief Operating Officer, but his duties remained the same.  Mr. Reynolds’ pertinent experience, qualifications, attributes and skills include: financial literacy and managerial experience attained from serving as the president of Reynolds, Inc., and a senior vice president, executive vice president and chief operating officer for the Company, and the knowledge and experience he has attained from his service on the Company’s Board since 2005.

Robert R. Gilmore is an independent CPA.  From 1997 to May 2006 and from March 2008 to present, Mr. Gilmore has served as an independent financial consultant to a number of companies.  From May 2006 to February 2008, he was CFO of NextAction Corporation, a private company engaged in multi-channel direct marketing using technology based proprietary lead generation methods for the retail industry.  Since April 2003, Mr. Gilmore has been a Director of Eldorado Gold Corporation, serving as Non-Executive Chairman since December of 2009 and as Chairman of its Audit Committee and as a member of its Compensation Committee.  Since June 2010, Mr. Gilmore has been a director and the Audit Committee Chairman of Fortuna Silver Mines, Inc.  Mr. Gilmore also served as a Director and Audit Committee Chairman of Global Med Technologies, Inc. from March 31, 2006, until March of 2010.  He served as a member of its Compensation Committee from October 26, 2007, until March of 2010.  From July 2007 to March 2009, Mr. Gilmore was also a Director of Frontera Copper Corporation and served as the Chairman of its Audit Committee.  Mr. Gilmore was also a Director and Audit Committee Chairman of Ram Power Corporation from October of 2009 until April of 2010.  Mr. Gilmore’s pertinent experience, qualifications, attributes and skills include:  public accounting and financial reporting expertise (including extensive experience as a certified public accountant), managerial experience attained from serving as the chief financial officer of NextAction Corporation, the knowledge and experience he has attained from service on other public company boards, and the knowledge and experience he has attained from his service on the Company’s Board since 2009.

Rene J. Robichaud has served as a consultant to various corporate clients, including Black Mesa Energy Services and Prospect Capital, since 2008.  Mr. Robichaud served as president and chief executive officer of NS Group, Inc., a publicly traded manufacturer of oil country tubular goods and line pipe, from February of 2000 until the company’s sale in December of 2006.  Prior to that, Mr. Robichaud served as president and chief operating officer of NS Group, Inc. from June of 1999 to February of 2000.  From 1997 to 1998, Mr. Robichaud served as a managing director and co-head of the Global Metals & Mining Group for Salomon Smith Barney.  Mr. Robichaud also served as a director of The Midland Company from 2006 to 2008.  Mr. Robichaud’s pertinent experience, qualifications, attributes and skills include:  managerial experience he has attained from serving as the president, chief executive officer and chief operating officer of NS Group, Inc., financial literacy and expertise, capital markets expertise, and managerial expertise gained through his mergers and acquisitions experience and leadership roles with Salomon Smith Barney, and the knowledge and experience he has attained from his service on other public company boards and on the Company’s Board since 2009.

There is no arrangement or understanding between any director and any other person pursuant to which such director was selected as a director of the Company.

Compensation of Directors

For fiscal 2011, each director of the Company who was not also an employee of the Company, except the Chairman of the Board, received an annual retainer of $35,000. The Chairman of the Board received an annual retainer of $75,000 for fiscal 2011. The Chairmen of the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee received additional annual retainers of $5,000, $5,000 and $1,500, respectively, for fiscal 2011.  All such retainers were payable in quarterly installments. In addition, each non-employee director received $1,000 for each board meeting he attended either in person or via teleconference and each member of the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee received $1,000 for each committee meeting he attended either in person or via teleconference during fiscal 2011. As an additional component of their compensation packages, all non-employee directors of the Company receive a onetime award of an option to purchase 3,000 shares of the Company's common stock upon becoming a member of the Board. For fiscal 2011, each non-employee director, except the Chairman, also received an annual award of restricted stock or stock options of the Company, or a combination of both, whichever they chose, with a value equal to $40,000 on the date of the award. For fiscal 2011, the Chairman received an annual award of either restricted stock or stock options of the Company or a combination of both, whichever he chose, with a value equal to $75,000 on the date of the award. The annual equity award is made on the first day of each new fiscal year of the Company. The restricted stock is valued based on the market price of the Company's common stock on the day the stock is issued, vests one year from the date of issuance, and is otherwise subject to all of the terms and conditions of the Company's 2006 Equity Incentive Plan, as amended (the "2006 Equity Plan"), or such other plan under which the restricted stock may be issued. The director options have an exercise price equal to the market price of the common stock on the day they were issued, are 100% vested upon issuance, have a ten-year life and are otherwise subject to all of the terms and conditions of the 2006 Equity Plan or such other plan under which the options may be issued. Directors of the Company who are also employees of the Company receive no compensation for service to Layne Christensen as directors.

In January 2011, the Compensation Committee engaged Pay Governance, a third party consultant that was spun off from Towers Watson & Co., the successor to Towers Perrin, to (i) perform a competitive review and analysis of the compensation provided to the independent directors of the Board, relative to survey market data and the Company's identified peer group and (ii) advise the Compensation Committee with respect to evaluating whether any changes should be made with respect to such compensation.  Based on the recommendations of Pay Governance, the Committee recommended to the Board, and the Board adopted, the following changes to the compensation program for the Company's independent directors for fiscal 2012.  The annual retainer for each director of the Company who is not also an employee of the Company, except the Chairman of the Board, was increased from $35,000 to $50,000. The annual retainer for the Chairman of the Board remained the same. The additional retainers for the Chairmen of the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee were increased to $15,000, $10,000 and $5,000, respectively.  Board and Committee meeting fees were increased from $1,000 per meeting to $1,500 per meeting. The value of the annual award of restricted stock or stock options of the Company, or a combination of both, was increased from $40,000 to $50,000 on the date of the award, except for the value of the award to the Chairman which remained at $75,000.  The other terms of the equity awards did not change.

A director may elect to defer receipt of all or a portion of his cash compensation in accordance with the terms of the Company's Deferred Compensation Plan for Directors.  Under the Company's Deferred Compensation Plan for Directors, non-employee directors of the Company can elect to receive deferred compensation in three forms—a cash credit, a stock credit or a combination of the two.  The value of deferrals made in the form of a stock credit track the value of the Company's common stock.  Deferrals made in the form of a cash credit will accumulate interest at a rate based on the annual yield of the longest term United States Treasury Bond outstanding at the end of the preceding year.  All payments made under the plan will be made in cash.  As of January 31, 2011, Mr. Brown had accumulated the equivalent of 5,147.47 shares of common stock in his stock credit account, Mr. Butler had accumulated the equivalent of 2,939.76 shares of common stock in his stock credit account, Mr. Helfet had accumulated the equivalent of 3,182.25 shares of common stock in his stock credit account, Mr. Obus had accumulated the equivalent of 6,471.77 shares of common stock in his stock credit account, Mr. Gilmore had accumulated the equivalent of 200.98 shares of common stock in his stock credit account, and Mr. Robichaud had accumulated the equivalent of 3,552.72 shares of common stock in his stock credit account.

The following table sets forth the compensation paid to our directors during the fiscal year ended January 31, 2011.  Messrs. Schmitt and Reynolds are our only directors who are also employees of the Company.  Messrs. Schmitt's and Reynolds' compensation is reported in our Summary Compensation Table.

Fiscal 2011 Director Compensation Table

	Fees Earned or		Option
	Paid in Cash(1)	Stock Awards(2)	Awards(3)	Total
Name	$	$	$	$

David A. B. Brown	$ 93,832	$ 74,997	—	$ 168,829
J. Samuel Butler	$ 63,536	$ 39,992	—	$ 103,528
Anthony B. Helfet	$ 70,237	$ 39,992	—	$ 110,229
Nelson Obus	$ 64,000	$ 39,992	—	$ 103,992
Rene J. Robichaud	$ 49,705	$ 39,992	—	$ 89,697
Robert R. Gilmore	$ 59,001	—	$ 39,999	$ 99,000

(1)
Includes amounts deferred under the Company's Deferred Compensation Plan for Directors for the accounts of Messrs. Brown, Butler, Helfet, Obus, Robichaud and Gilmore in the amounts of $1,332, $786, $3,237, $21,875, $49,705 and $19,001, respectively.

(2)
As of January 31, 2011, the Company had aggregate outstanding unvested restricted stock awards to non-employee directors in the amounts of 2,948, 1,572, 1,572, 1572 and 1,572 shares held by Messrs. Brown, Butler, Helfet, Obus and Robichaud, respectively.  The amount reported in this column is equal to the grant date fair value computed in accordance with Accounting Standards Codification ("ASC") 718 for each stock award.

(3)
As of January 31, 2011, the Company had aggregate outstanding option awards to non-employee directors in the amounts of 13,000, 13,030, 9,000, 10,007, 3,000 and 7,736 options held by Messrs. Brown, Butler, Helfet, Obus, Robichaud and Gilmore, respectively.  The amount reported in this column is equal to the grant date fair value computed in accordance with ASC 718 for each stock award.

Meetings of the Board and Committees

During the fiscal year ended January 31, 2011, the Board of Directors of Layne Christensen held eight meetings.  All directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which they served which were held during such fiscal year and during the period which such director served.  It should be noted that the Company's directors discharge their responsibilities throughout the year, not only at such Board of Directors and committee meetings, but through personal meetings and other communications with members of management and others regarding matters of interest and concern to the Company.

The Company has a policy encouraging its directors to attend the Annual Meeting of Stockholders. All directors attended our 2010 Annual Meeting.

Pursuant to the Company's Bylaws, the Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act, as amended, a Nominating & Corporate Governance Committee and a Compensation Committee.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibilities with respect to the oversight of (i) the integrity of the Company's financial statements, financial reporting process and internal control system; (ii) the Company's compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm qualifications and independence; (iv) the performance of the Company's internal audit function and its independent auditors and (v) the system of internal controls and disclosure controls and procedures established by management. The Audit Committee is responsible for the appointment of the Company's independent registered public accounting firm and the terms of their engagement, reviewing the Company's policies and procedures with respect to internal auditing, accounting, financial and disclosure controls and reviewing the scope and results of audits and any auditor recommendations. The Audit Committee held eight meetings during the fiscal year ended January 31, 2011, in addition to personal meetings and other communications conducted throughout the year with members of management and each other regarding issues within the committee's area of responsibility. The Amended and Restated Audit Committee Charter is available on the Company's website under the heading "Governance” on the Investor Relations page (http://investor.laynechristensen.com/governance.cfm).  The current members of the Audit Committee are Robert R. Gilmore (Chairperson), Anthony B. Helfet, J. Samuel Butler and Nelson Obus.  All of the members of the Audit Committee are independent within the meaning of SEC Regulations and the Nasdaq listing standards.  The Board has determined that each member of the Audit Committee is qualified as an audit committee financial expert within the meaning of SEC regulations and that all such members are financially literate and have experience in finance or accounting resulting in their financial sophistication within the meaning of the Nasdaq listing standards. The Report of the Audit Committee for fiscal year 2011 appears below.

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the securities act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

Report of the Audit Committee

The Audit Committee of the Board of Directors is composed of independent directors as required by and in compliance with the listing standards of the Nasdaq Stock Market.  The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

The functions of the Audit Committee are set forth in its charter.  One of the Audit Committee’s principle functions is overseeing the Company’s financial reporting process on behalf of the Board of Directors.  Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its financial statements.  The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended January 31, 2011, with management and the independent registered public accounting firm.  The Audit Committee also discussed the status of the Company’s ongoing internal investigation of certain transactions and payments in Africa that potentially implicate the Foreign Corrupt Practices Act with the outside counsel conducting such investigation.  The Audit Committee has discussed with the independent registered accounting firm the matters required to be discussed under the standards of the Public Company Accounting Oversight Board (United States), including those matters set forth in Statement on Auditing Standards No. 114, as amended and adopted by Rule 3200T.  The independent registered public accounting firm has provided to the Audit Committee the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board, and the Audit Committee has discussed with the auditors their independence from the Company.  The Audit Committee has also considered whether the independent registered public accounting firm’s provision of information technology and other non-audit services to the Company is compatible with maintaining the registered public accounting firm’s independence.  The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

Based on the reports and discussions described above, the Audit Committee has approved the inclusion of the Company’s audited financial statements and Management’s Report on Internal Control Over Financial Reporting in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011.

Respectfully submitted on April 11, 2011, by the members of the Audit Committee of the Board of Directors:

Robert R. Gilmore, Chairman
J. Samuel Butler,  Anthony B. Helfet,  Nelson Obus

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee (the "Nominating Committee"), in accordance with the process described below under the heading "Selection of Board Nominees," identifies individuals qualified to become members of the Company's Board of Directors, recommends to the Board proposed nominees for Board membership, recommends to the Board directors to serve on each standing committee of the Board and assists the Board in developing and overseeing corporate governance guidelines.  The Nominating Committee’s evaluation of director nominees takes into account their ability to contribute to the diversity of age, background and experience represented on the Board, and the Nominating Committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board.  The charter of the Nominating Committee is available on the Company's website under the heading "Governance” on the Investor Relations page (http://investor.laynechristensen.com/governance.cfm).  The Nominating Committee held two meetings during the fiscal year ended January 31, 2011, in addition to personal meetings and other communications conducted throughout the year with members of management and each other regarding issues within the committee's area of responsibility. The current members of the Nominating Committee are J. Samuel Butler (Chairperson), David A. B. Brown and Rene J. Robichaud.  All of the members of the Nominating Committee are independent within the meaning of SEC regulations and the Nasdaq listing standards.

Compensation Committee

The Compensation Committee establishes annual and long-term performance goals and objectives for the Company's management, evaluates the performance of management and makes recommendations to the Board of Directors regarding the compensation and benefits of the Company's executive officers and the members of the Board of Directors. The Compensation Committee also administers certain of the Company's incentive plans, including the Company's Executive Incentive Compensation Plan.  The charter of the Compensation Committee is available on the Company's website under the heading "Governance” on the Investor Relations page (http://investor.laynechristensen.com/governance.cfm).  The current members of the Compensation Committee are Anthony B. Helfet (Chairperson), David A.B. Brown, Nelson Obus and Rene J. Robichaud.  All of the members of the Compensation Committee are independent within the meaning of SEC regulations and the Nasdaq listing standards.  The Compensation Committee met two times during the fiscal year ended January 31, 2011, in addition to personal meetings and other communications conducted throughout the year with members of management and each other regarding compensation issues within the committee's area of responsibility.

Selection of Board Nominees

The Nominating Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders.  A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company's Secretary in writing with whatever supporting material the stockholder considers appropriate or that is required by the Company's bylaws relating to stockholder nominations as described below under the heading "Advance Notice Procedures."  The Company's Secretary will forward the information to the members of the Nominating Committee, who will consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the proxy rules, the Company's bylaws, the Company's Nominating Committee Charter, the Company's Corporate Governance Guidelines and the director selection procedures established by the Nominating Committee.

Once the Nominating Committee has identified a prospective nominee candidate, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate.  This initial determination is based on the information provided to the Nominating Committee with the recommendation of the prospective candidate, as well as the Nominating Committee's own knowledge of the candidate.  This information may be supplemented by inquiries to the person making the recommendation or others.  The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the criteria and qualifications described below.  If the Nominating Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, the Nominating Committee then evaluates the prospective nominees against the criteria and qualifications set out in the Nominating Committee's Charter.  Such criteria and qualifications  include:

●	a general understanding of management, marketing, accounting, finance and other elements relevant to the Company's success in today's business environment;
●	an understanding of the principal operational, financial and other plans, strategies and objectives of the Company;
●	an understanding of the results of operations and the financial condition of the Company and its significant business segments for recent periods;
●	an understanding of the relative standing of the Company's significant business segments vis-à-vis competitors;
●	the educational and professional background of the prospective candidate;
●	the prospective nominee's standards of personal and professional integrity;
●	the demonstrated ability and judgment necessary to work effectively with other members of the Board to serve the long-term interests of the stockholders;
●	the extent of the prospective nominee's business or public experience that is relevant and beneficial to the Board and the Company;
●
the prospective nominee's willingness and ability to make a sufficient time commitment to the affairs of the Company in order to effectively perform the duties of a director, including regular attendance at Board and committee meetings;

●	the prospective nominee's commitment to the long-term growth and profitability of the Company; and
●	the prospective nominee's ability to qualify as an independent director as defined in the Nasdaq listing standards.

However, as determining the specific qualifications or criteria against which to evaluate the fitness or eligibility of potential director candidates is necessarily dynamic and an evolving process, the Board believes that it is not always in the best interests of the Company or its stockholders to attempt to create an exhaustive list of such qualifications or criteria.  Appropriate flexibility is needed to evaluate all relevant facts and circumstances in context of the needs of the Board and the Company at a particular point in time.

The Nominating Committee also considers such other relevant factors as it deems appropriate, including the current composition and diversity of age, background and experience of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees.  In connection with this evaluation, the Nominating Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nominating Committee, and others as appropriate, interview prospective nominees in person or by telephone.  After completing this evaluation and interview, the Nominating Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating Committee.

Leadership Structure of the Board

The Company's Corporate Governance Guidelines do not require the separation of the roles of Chairman of the Board and Chief Executive Officer, as the Board believes that an effective board leadership structure can be highly dependent on the experience, skills and personal interaction between persons in leadership roles.  Since 1992, the Company has separated the positions of chairman and chief executive officer.  David A. B. Brown serves as the independent chairman and Andrew B. Schmitt serves as the President and Chief Executive Officer.  The Board believes this structure provides strong leadership for the Board, while also positioning the Chief Executive Officer as the leader of the Company in the eyes of our customers, employees and other stakeholders.  The Board also believes that this structure has afforded the Company an effective combination of internal and external experience, continuity and independence that has served the Board and the Company well.

Communications with the Board of Directors

The Board of Directors has approved a formal policy for stockholders to send communications to the Board or its individual members. Stockholders can send communications to the Board and specified individual Directors by mailing a letter to the attention of the Board or a specific Director (c/o the General Counsel) at Layne Christensen Company, 1900 Shawnee Mission Parkway, Mission Woods, Kansas 66205 or by sending a message through the Company's website at http://www.laynechristensen.com/contactus.html.

Upon receipt of a communication for the Board or an individual Director, the General Counsel will promptly forward any such communication to all the members of the Board or the individual Director, as appropriate. If a communication to an individual Director deals with a matter regarding the Company, the General Counsel will forward the communication to the entire Board, as well as the individual Director. Neither the Board nor a specific Director is required to respond to stockholder communications and when responding shall do so only in compliance with the Company's Corporate Governance Guidelines.

Risk Oversight

The Board considers oversight of Layne Christensen's risk management efforts to be a responsibility of the entire Board. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to the Company, or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, strategic and reputational risks. The full Board (or the appropriate Committee, in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate members of management to enable the Board (or Committee) to understand the Company's risk identification, risk management, and risk mitigation strategies. When a report is vetted at the Committee level, the chairperson of that Committee subsequently reports on the matter to the full Board. This enables the Board and its Committees to coordinate the Board’s risk oversight role. The Board also believes that risk management is an integral part of Layne Christensen's annual strategic planning process, which addresses, among other things, the risks and opportunities facing the Company.

Part of the Audit Committee’s responsibilities, as set forth in its charter, is to review with corporate management, the independent auditors and the internal auditors, if applicable, any legal matters, risks or exposures that could have a significant impact on the financial statements and the steps management has taken to minimize the Company’s exposure.  In this regard, Layne Christensen's Internal Audit Director prepares annually a comprehensive risk assessment report and reviews that report with the Audit Committee. This report identifies the material business risks for the Company, and identifies the Company's internal controls that respond to and mitigate those risks. The Company's management regularly evaluates these controls, and the Audit Committee is provided regular updates regarding the effectiveness of the controls. The Audit Committee regularly reports to the full Board.

Risk Assessment of Compensation Policies

In March 2011, the Company conducted a risk assessment of its compensation policies and practices.  The Company’s compensation policies and practices were evaluated to ensure that they do not foster risk-taking above the level of risk associated with the Company’s business model.  The Company considered the design and operation of its compensation arrangements, including the performance objectives and target levels used in connection with incentive awards, and evaluated the relationship between the Company’s risk management and these arrangements.  The results of the assessment were then reported to the Compensation Committee.  Based on this assessment, the Compensation Committee concluded that the Company has a balanced pay and performance program that does not encourage unnecessary or excessive risk-taking and that any risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Other Corporate Governance Matters

All of the members of the Board are independent within the meaning of SEC regulations and the Nasdaq listing standards, with the exception of Andrew B. Schmitt and Jeffrey J. Reynolds.  Mr. Schmitt and Mr. Reynolds are considered inside directors because of their employment as executives of the Company.

Transactions with Management/Related Party Transactions

The Company considers any transaction that would require disclosure under Item 404(a) of Regulation S-K to be a related-party transaction.  To date, the Company has not adopted a formal written policy with respect to related-party transactions.  However, the Company has established an informal, unwritten policy whereby all such related-party transactions are reported to, and approved by, the full Board of Directors (other than any interested Director).

The Company was not a party to any transactions with any directors or executive officers of the Company during the last fiscal year requiring disclosure under the regulations of the Securities and Exchange Commission.

The Company has a Code of Business Conduct and Ethics that applies to all directors and employees of the Company, including the chief executive officer, chief financial officer and controller.  The Code of Business Conduct and Ethics is available free of charge on the Company's website under the heading "Governance” on the Investor Relations page (http://investor.laynechristensen.com/governance.cfm).

Compensation Discussion and Analysis

Executive Summary

Our compensation program for our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers listed on page 13 (which we refer to collectively as our "Executives") is designed to attract and retain top-quality executives, tie annual and long-term equity incentives to achievement of measurable corporate, business unit and individual performance objectives, and align the executives' incentives with stockholder value creation.  To achieve these objectives, our executive compensation program emphasizes performance-based incentive compensation under our annual incentive compensation plan and our long-term equity incentive plan payable through stock-based awards, which expose executives to the risks of downside stock prices and provide an incentive for them to maximize stockholder value.

Our Compensation Committee (the "Committee") is responsible for establishing and overseeing the administration of annual and long-term performance goals for our Executives, as well as setting the overall compensation philosophy for the Company, subject to approval by the Board.

During the first quarter of fiscal 2011, stock-based awards were granted to the Executives taking into account the recommendations of the Company’s third-party compensation consultant, the general economic environment that existed at that time and the Company’s forecasted performance for fiscal 2011.  The Committee set the incentive compensation targets for fiscal 2011 at the same time based on the same factors.

Based on our overall financial performance, business unit performances and the individual performance of each of our Executives, in early fiscal 2012, the Committee approved the maximum level of awards (subject to Board discretion) for each of our Executives for fiscal 2011 under our annual incentive compensation plan.

The remainder of this Compensation Discussion and Analysis addresses the following topics in greater detail:

●	the objectives of our compensation program;
●	the role others play in designing and implementing our compensation program, including compensation consultants, peer groups and our Chief Executive Officer;
●
the components of compensation for our Executives, including the determination of base salary, annual bonuses under our annual incentive compensation plan and equity grants under our long-term equity incentive plan; and

●	the manner in which the Company addresses Internal Revenue Code limits on deductibility of compensation.

The compensation tables appear immediately following this Compensation Discussion and Analysis.

Objectives of Compensation Program

The objectives of our executive compensation program for our Executives are:

●	to attract and retain top-quality executives;
●	to tie annual and long-term equity incentives to achievement of measurable corporate, business unit and individual performance objectives; and
●	to align the Executives' incentives with stockholder value creation.

To achieve these objectives, the Committee implements and maintains compensation plans that tie a significant portion of the Executives' overall compensation to our financial performance. The Committee generally believes that the Company's total compensation program should be set at, or near, the 50th percentile of competitive general industry companies.

Role of Compensation Consultants

The Committee engaged the third-party compensation consulting firm of Towers Perrin in 2007 and 2008. In its June 2007 report, Towers Perrin (i) performed a competitive review and analysis of base salary and other components of the Company's compensation program, relative to survey market data and the Company's identified peer group, and (ii) advised the Committee on its annual incentive plan design. In its August 2008 report, Towers Perrin built upon its 2007 analysis, assessing the competitiveness of pay for the top eight members of the corporate staff, as well as 13 executive positions at the business unit level.

In its 2007 study, Towers Perrin performed a competitive review and analysis of the base salary and other components of the Company’s compensation program. Towers Perrin compiled actual competitive salary data from two sources: general industry survey data from Towers Perrin's 2006 Executive Compensation Database and proxy data from peer group companies selected from industries comparable to the Company.

In its 2008 study, Towers Perrin compiled actual competitive salary data from two sources: general industry survey data from Towers Perrin's 2007 Executive Compensation Database, and proxy data from an updated list of peer group companies selected from industries comparable to the Company. The 2008 Towers Perrin report contained detailed information about base salaries, total cash compensation (base salary plus annual incentives), target annual incentives (as a percentage of base salary), the value of long-term incentives, and total direct compensation for all of the Executives, as well as Towers Perrin’s overall findings and recommendations. Towers Perrin also compared year-over-year changes in market data for Executives who were included in the 2007 study. The Committee considered the information and recommendations of Towers Perrin, but all decisions on executive compensation were made solely by the Committee taking into account variations in job responsibilities, experience and overall job performance.

Towers Perrin advised the Committee to place more emphasis on the general industry survey data, rather than the Company’s peer group, when making compensation decisions for the Executives because (i) the Company’s diverse mix of business and holding-company-type structure is difficult to capture within a peer group; and (ii) the general industry data provides a larger sample of companies and can be adjusted to the Company’s size using regression analysis. Towers Perrin told the Committee, however, that the peer group data provides valuable additional perspective on compensation and human resource issues, such as severance policies and succession planning.

While compiling its June 2007 and August 2008 reports, Towers Perrin took direction from the Committee, but also worked with the Company's Vice President of Human Resources to learn about our business operations and the job responsibilities of each of the Executives. For its June 2007 report, Towers Perrin also conducted background interviews with the Executives to obtain additional background information about the business and operations of the Company. Mr. Schmitt and Mr. Fanska also attended Committee meetings in fiscal 2008 where Towers Perrin was present.

Due to the significant work that Towers Perrin had recently performed and the Committee's decision to generally not make any changes to base salaries for the Executives for fiscal 2011, the Committee engaged Towers Perrin to provide only limited advice with respect to the Executive Incentive Compensation Plan for fiscal 2011. Towers Perrin recommended that the Committee should set the performance targets and payout amounts under the Executive Incentive Compensation Plan for fiscal 2011 in a manner consistent with prior years.

For fiscal 2012, the Committee has engaged the third-party compensation consulting firm of Pay Governance to (i) perform a competitive review and analysis of executive officer base salary and other components of the Company's compensation program, relative to survey market data and the Company's identified peer group, (ii) advise the Committee with respect to evaluating whether any changes should be made to the Company's identified peer group and (iii) advise the Committee on its annual incentive plan design.

Role of the Peer Group

In its August 2008 report, Towers Perrin provided the Committee with proxy data for 21 peer companies. The peer group data provided additional insights regarding competitive pay data and pay mix. Towers Perrin selected the group of peer companies on the basis of comparable size and operating activities to the Company. All of the peer group companies had a significant portion of revenues in drilling or drilling-related businesses. The peer group companies were:

Hecla Mining Co.	SJW Corp.
Coeur d'Alene Mines Corp.	Sterling Construction Co. Inc.
Stillwater Mining Co.	Insituform Technologies Inc.
Parker Drilling Co.	AMCOL International Corp.
St. Mary Land & Exploration Co.	Penn Virginia Corp.
Grey Wolf Inc.	Unit Corp.
Cimarex Energy Co.	Newfield Exploration Co.
Calgon Carbon Corp.	Team Inc.
Michael Baker Corp.	Perini Corp.
Pioneer Drilling Co.	Helmerich & Payne Inc.
Southwest Water Co.

Since the Committee did not generally increase the Executive's base salaries or incentive compensation for fiscal 2011, the Committee determined that it was not necessary to engage Towers Perrin to provide a peer group comparison during the fiscal year.

Role of Executive Officers

Mr. Schmitt submitted written compensation recommendations to the Committee for each of the Executives. Based on the general business climate and outlook for the Company, Mr. Schmitt recommended that the Company make no salary increases for any Executive.  Mr. Reynolds was the only Executive to receive a salary increase in the prior fiscal year.  In addition, Mr. Schmitt recommended additional subjective performance criteria for himself and each of the other Executives to be taken into account when deciding the actual cash incentive awards to be paid to each Executive.  Mr. Schmitt also recommended that the Company's long-term equity incentive grants be comprised of 50% stock options and 50% restricted stock. Mr. Schmitt regularly attends meetings of the Committee, but is not a member of the Committee and does not vote on Committee matters. Mr. Schmitt, however, was not present for certain portions of Committee meetings, such as when the Committee held executive sessions or discussed his individual compensation.

Compensation Components

Our compensation program consists of the following components:

Base Salary. The Committee recommends, and the Board approves, a base salary for each Executive based on his scope of responsibilities, taking into account competitive market compensation paid by other companies for similar positions. The Committee annually reviews base salaries, and recommends adjustments from time to time to realign our salaries with market levels after taking into account individual performance, responsibilities, experience, autonomy, strategic perspectives and marketability, as well as the recommendation of the chief executive officer.

Generally, the Committee believes that Executive base salaries should be targeted at, or slightly above, the 50th percentile for executives at competitive general industry companies in similar positions and with similar responsibilities. As shown in the table below, however, because of the challenging economic conditions and the outlook for the Company in early fiscal 2011, the Committee, based on Mr. Schmitt's recommendation, recommended to the Board that fiscal 2011 base salaries of the Executives not be increased. The Board approved the Committee's recommendations with respect to the Executive's salaries for fiscal 2011. The table below sets forth the Executives base salaries for 2010 and 2011.

Executive	Fiscal 2010	Fiscal 2011
Andrew B. Schmitt, President and Chief Executive Officer	$ 620,000	$ 620,000
Jerry W. Fanska, Senior Vice President—Finance	$ 365,000	$ 365,000
Jeffrey J. Reynolds, Executive Vice President and Chief Operating Officer	$ 350,000	$ 350,000
Steven F. Crooke, Senior Vice President—General Counsel	$ 310,000	$ 310,000
Eric R. Despain, President—Mineral Exploration Division	$ 300,000	$ 300,000

Annual Incentives.

Targets for Fiscal 2011

Our Executive Incentive Compensation Plan is intended to provide additional incentives for Executives to promote the best interests and profitable operation of the Company. All of the Executives participated in the Executive Incentive Compensation Plan in fiscal 2011.

The Committee believes, based on competitive market information provided by Towers Perrin, that the award determination method under the Executive Incentive Compensation Plan should provide increases in bonus compensation (expressed as a percentage of base salary) if the Executives exceed established targets and decreases in bonus compensation if the Executives fail to meet established targets. In setting the targets, the Committee considered information in the Company’s business plans and preliminary recommendations from Mr. Schmitt. For Mr. Schmitt, the Committee based the annual incentive on the achievement of targeted Company consolidated earnings before interest and taxes (“EBIT”) of $34,145,000. For Messrs. Fanska, Reynolds and Crooke, the Committee based the annual incentive on the achievement of targeted Company consolidated EBIT of $27,972,000.  The EBIT target for Mr. Schmitt was increased by $6,173,000 for additional stretch projections for the Minerals Exploration Division.  The EBIT target for Messrs Fanska, Reynolds and Crooke assumed a spot natural gas price of $5.50 per Mcf and actual results were adjusted to the extent that actual average natural gas sales prices for the year were more or less than $5.50 per Mcf.  For Mr. Despain, the Committee based the annual incentive on the achievement of targeted minerals exploration division EBIT of $13,091,000, excluding the Company's share of after tax earnings for the Company's Latin American affiliates.

If Mr. Schmitt achieved 100% of his target goal, his incentive award under the plan would be 80% of his base salary. If Mr. Schmitt achieved more than 100% of his target goal, then for each 1% increase above the target, Mr. Schmitt’s base salary percentage would be increased by 5% but his base salary percentage cannot be increased by more than 100%. If Mr. Schmitt achieved less than 100% of his target goal, then for each 1% decrease below the target, the 80% base salary percentage would be decreased by 2.5%, but if Mr. Schmitt achieves 80% or less of the target, his base salary percentage would be zero.

For each Executive other than Mr. Schmitt, if he achieved 100% of his target goals, his incentive award under the plan would be 60% of his base salary. If he achieved more than 100% of his target goals, then for each 1% increase above the target goals, the Executive’s base salary percentage would be increased by 5%, but such base salary percentage cannot be increased by more than 100%. If such Executive achieved less than 100% of his target goals, then for each 1% decrease below the targets, the 60% base salary percentage would be decreased by 2.5%; provided, however that if the Executive achieved 80% or less of the targets, his base salary percentage would be zero.

Notwithstanding the foregoing, the amount of the incentive compensation award for fiscal 2011 for each Executive under the Executive Incentive Compensation Plan could have been increased or decreased in the sole discretion of the Committee (acting on behalf of the Board) by an amount not greater than 50% of the incentive compensation award.  In making decisions whether to increase or decrease an incentive compensation award for an individual Executive, the Committee took into account the Executive’s performance relative to their subjective performance criteria and determined not to make any such adjustments.

Incentive compensation awards may be paid in the form of cash, common stock or a combination of both, in the discretion of the Committee (acting on behalf of the Board), and are based on an Executive's performance during the fiscal year as compared to the targets, although Executives may choose to defer all or a portion of their incentive compensation awards under this plan. This deferral option is separate from deferrals that may be made under the Company's Key Management Deferred Compensation Plan described below. If an Executive elects to defer such an award under this plan, the Executive will not be entitled to receive his deferred amount for six months after separation from service. In the event an Executive's employment with the Company terminates (for reasons other than retirement, disability or death) said termination being instituted by the Executive or by the Company for cause, prior to the close of a fiscal year, such Executive shall not be entitled to any incentive compensation award for that fiscal year.

If an Executive’s employment with the Company terminates, the Executive will not be entitled to an incentive compensation award for that fiscal year, unless such termination is by the Company without cause or because of the Executive's retirement, disability or death. In such event, the Executive shall be entitled to an incentive compensation award, prorated as of the date of termination.

Awards for Fiscal 2011

In March of 2011, the Committee discussed fiscal 2011 awards under the Executive Incentive Compensation Plan.  Based on the Company’s performance during the fiscal year, the Committee approved incentive compensation payments at the maximum level provided for under the Executive Incentive Compensation Plan.

The Board approved the Committee’s recommended incentive compensation awards for fiscal 2011 on March 30, 2011, and the Executives received the following amounts in cash (except for Messrs. Fanska and Reynolds, who deferred a portion of their bonuses, as explained in footnote (4) to the Summary Compensation Table on page 18 below):

Executive	Total Bonus Award
Andrew B. Schmitt, President and Chief Executive Officer	$ 992,000
Jerry W. Fanska, Senior Vice President—Finance	$ 438,000
Jeffrey J. Reynolds, Executive Vice President—Chief Operating Officer	$ 420,000
Steven F. Crooke, Senior Vice President—General Counsel	$ 372,000
Eric R. Despain, President—Mineral Exploration Division	$ 360,000

Equity Compensation

The Committee believes that aligning the interests of stockholders and its Executives is achieved through ownership of stock-based awards, such as stock options and restricted stock, which exposes Executives to the risks of lower stock prices and provides an incentive for Executives to maximize stockholder value.

2006 Equity Incentive Plan

Awards under the Company's 2006 Equity Plan are designed to encourage Executives to acquire a proprietary and vested interest in the growth and performance of the Company, as well as to assist the Company in attracting and retaining Executives by providing them with the opportunity to participate in the success and profitability of the Company. The 2006 Equity Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units.

Fiscal 2011 Grants under 2006 Equity Plan

In fiscal 2008, Towers Perrin recommended to the Committee that the Company adopt a framework to make equity grants on an annual basis to certain key employees. The Committee would grant awards of both stock options and performance-contingent restricted stock in amounts initially established (but subject to the Committee's discretion to modify) on objective long-term incentive plan targets with 50% of the total long-term incentive target level of award made in stock options and 50% of the total long-term incentive level of award made in performance-contingent restricted stock.

Towers Perrin recommended that the stock options vest ratably over three years, while the performance-contingent restricted stock have a three-year cliff vesting if the Executives achieve certain pre-established performance metrics. Towers Perrin also recommended that the performance metrics be tied to the achievement of a corporate return on net assets ("RONA") threshold recommended by the Committee and approved by the Board based on average RONA over the entire three-year period beginning on February 1 of the year the performance-contingent restricted stock is granted.

At a meeting in February 2010, the Committee reviewed the 2008 recommended proposals provided by Towers Perrin and based on the Company’s forecasted performance for fiscal 2011 and the then current economic conditions, the Committee reduced the value of the long-term equity awards to the Executives for fiscal 2011 by 15%.

Stock Options. The Committee recommended, and the Board approved, grants of nonqualified stock options under the 2006 Equity Plan to the following Executives for the purchase of that number of shares of Company common stock determined by dividing the Option Long-Term Incentive Amount set forth opposite the respective Executive's name by the value of such option determined by the Company's option pricing model as of February 19, 2010 (the date of grant).

Name of Executive	Option Long-Term Incentive Amount
Andrew B. Schmitt	$ 374,000
Jerry W. Fanska	$ 187,000
Jeffrey J. Reynolds	$ 174,250
Steven F. Crooke	$ 138,125
Eric R. Despain	$ 106,250

The Committee recommended, and the Board approved, an exercise price for such options in an amount equal to the Fair Market Value (as defined in the 2006 Equity Plan) of the Company's common stock as of the date of grant, with vesting to occur over a period of three years from the date of grant. The nonqualified stock options granted under the 2006 Equity Plan expire ten years from the date of grant. If the Executive's employment is terminated for cause, the option will be forfeited as of the time of the Executive's removal. If the Executive resigns or is terminated by the Company without cause, the Executive may exercise vested options for a period of 30 days following his termination. If the Executive dies or is disabled, the option may be exercised for a period of 90 days following termination of employment. Upon an Executive's qualified retirement (defined as a termination of all employment after age 60 and after having accrued at least five years of service with the Company), all unvested stock options would become exercisable and would continue to be exercisable until the earlier of the third anniversary of the Executive's retirement or the expiration of the option's original term.

Restricted Shares.  The Committee also recommended, and the Board approved, grants of performance-contingent restricted shares of Company common stock determined by dividing the Restricted Stock Incentive Amount set forth opposite the respective Executive's name by the closing stock price as of February 19, 2010 (the date of grant).

Name of Executive	Restricted Stock Incentive Amount
Andrew B. Schmitt	$ 374,000
Jerry W. Fanska	$ 187,000
Jeffrey J. Reynolds	$ 174,250
Steven F. Crooke	$ 138,125
Eric R. Despain	$ 106,250

The restricted shares will vest as set forth below:

Average RONA for the Three Years Ending January 31, 2013, Equals or Exceeds	Percentage of Restricted Shares Vesting
6%	20%
7%	40%
8%	60%
9%	80%
10%	100%

Upon an Executive's qualified retirement (defined as a termination of all employment after age 60 and after having accrued at least five years of service with the Company), the Executive will receive a pro-rata portion of the restricted stock (depending on the time of his retirement) if the requisite performance metrics are satisfied.

Benefits. Our employees who meet minimum service requirements are entitled to receive medical, dental, life and short-term and long-term disability insurance benefits and may participate in a capital accumulation plan, as described below. Such benefits are provided equally to all Company employees, other than where benefits are provided pro rata based on the respective Executive's salary (such as the level of disability insurance coverage).

Capital Accumulation Plan. The Company has adopted a capital accumulation plan (the "Capital Accumulation Plan"). Each of the Company's executive officers, including the Executives, and substantially all other employees of the Company are eligible to participate in the Capital Accumulation Plan. The Capital Accumulation Plan is a defined contribution plan qualified under Section 401, including Section 401(k), of the Internal Revenue Code of 1986, as amended (the "Code"). The Capital Accumulation Plan provides for two methods of Company contributions, a Company matching contribution tied to and contingent upon participant deferrals and a Company profit sharing contribution which is not contingent upon participant deferrals. The amount, if any, of Company paid contributions, both matching and profit sharing, for each fiscal year under the Capital Accumulation Plan is determined by the Board of Directors in its discretion. Each eligible employee meeting certain service requirements and electing to defer a portion of his or her compensation under the Capital Accumulation Plan participates in the Company's matching contribution program pursuant to a formula as designated by the Board of Directors. Currently, the Company makes a matching contribution that is equal to 100% of a participant's salary deferrals that do not exceed 3% of the participant's compensation plus 50% of a participant's salary deferrals between 3% and 5% of the participant's compensation. This form of matching contribution qualifies as what is known as a "safe harbor" matching contribution under the Employee Retirement Income Security Act of 1974. In addition, each eligible employee meeting certain service requirements participates in Company profit sharing contributions to the Capital Accumulation Plan in the proportion his or her eligible compensation bears to the aggregate compensation of the group participating in the Capital Accumulation Plan. At the option of the Board of Directors, all or any portion of Company contributions to this plan may be made in the Company's common stock. Furthermore, each participant can voluntarily contribute, on a pre-tax basis, a portion of his or her compensation (which cannot exceed $16,500 for participants who are 49 or younger, or $22,000 for participants who are 50 or older, for the calendar year 2010) under the Capital Accumulation Plan. A participant's account will be placed in a trust and invested at the participant's direction in any one or more of a number of available investment options. Each participant may receive the funds in his or her Capital Accumulation Plan account upon termination of employment. For services rendered in fiscal 2011, total Company contributions under the Capital Accumulation Plan of $9,791, $9,800, $9,800, $9,800 and $9,800 accrued for the accounts of Messrs. Schmitt, Fanska, Reynolds, Crooke and Despain, respectively.

SERP for Mr. Schmitt.  The Company has agreed to pay Mr. Schmitt an annual retirement benefit pursuant to his SERP.  For additional information, see Executive Compensation and Other Information—Potential Payments Upon Change of Control, Retirement, Death or Disability—SERP for Mr. Schmitt.

Deferred Compensation. The Company's Key Management Deferred Compensation Plan was designed to provide additional retirement benefits and income tax deferral opportunities for a select group of management and highly compensated employees. The plan allows such key executives, including the Executives, to defer the receipt of up to 50% of base salary and 100% of performance-based awards. The Company matches contributions to this plan in an amount determined annually by the Committee, generally based on recommendations from Company management. Currently, the matching contribution is 100% of deferrals up to $5,000. In addition, the Company may make contributions on a discretionary basis. Company contributions to the plan are subject to a five-year vesting schedule, with 50% of all such contributions becoming vested after three years of completed plan participation and 100% of all such contributions becoming vested after five years of completed plan participation or upon a participant turning 60 years of age. However, Company contributions become fully vested if a participant is involuntarily terminated by the Company within one year after a change of control of the Company. If a plan participant is not employed by the Company as of the last day of the plan year other than by reason of his or her retirement, death or disability, the Company contributions, if any, for such plan year shall be zero. In the event of an Executive's retirement, disability or death, he or she shall be credited with the Company contribution, if any, for such plan year.

The deferred compensation plan is a nonqualified and unfunded plan, and participants have only an unsecured promise from the Company to pay the amounts when they become due from the general assets of the Company. The Committee offers this benefit to provide Executives with an opportunity to save, on a tax deferred basis, amounts in addition to what they can save under the Company's qualified retirement plans for retirement or future dates. The Committee believes this plan is important as a retention and recruitment tool because most of the companies with which the Company competes for executive talent provide a deferral plan for their executives.

Perquisites. The Company believes its executive compensation program described above is sufficient for attracting talented executives and that providing significant perquisites is neither necessary nor in the stockholders' best interests. Accordingly, none of the Executives received any perquisites that have a value in the aggregate in excess of $10,000 during the fiscal year ended January 31, 2011.

Adjustments to Compensation Plan

The Company has no formal policy on recapturing salary or incentive awards (equity or cash) granted to an Executive, in the event that the Company were to have to restate its financial statements (whether arising from conduct or actions of the Executive, or otherwise). However, the discretion retained by the Committee to make adjustments in all types of compensation, permits it to decrease an Executive's compensation under such circumstances if such compensation has not already been paid or become final. There is currently no procedure to recover ("claw back") an element of compensation that has been paid and become final.  However, the Company intends to adopt such a policy after the Securities and Exchange Commission adopts final rules related to compensation claw backs pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act.  To date, the Company has never been required to restate its financial statements.

Tax and Accounting Treatment of Compensation

Deductibility of Compensation. The Committee has taken, and it intends to continue to take, reasonable steps necessary to assure the Company's ability to deduct for federal tax purposes compensation provided to senior executives. However, such steps may not always be practical or consistent with the Committee’s compensation objectives. Given that the earnings limit for deductibility has remained fixed since 1993, and the value of some compensation elements cannot be determined until year-end, there are circumstances in which some executive compensation may not meet tax deductibility requirements. The Company can deduct all of the compensation shown in the Summary Compensation Table for fiscal 2011, excluding the value of equity-based awards which are subject to taxation in a later period, other than the portion of Mr. Schmitt’s aggregate salary and bonus in excess of $1 million.

Nonqualified Deferred Compensation. Certain of the Company's nonqualified compensation and benefits arrangements, incentive programs and corporate practices (such as severance, relocation and expense reimbursements) are considered nonqualified deferred compensation and subject to IRC Section 409A and the related regulations. In general, Code Section 409A restricts the timing and manner of payment (as well as the timing of participant elections) under these types of taxable compensation programs. The Company has amended these arrangements, programs and practices to cause them to be in compliance with the statutory and regulatory provisions. The changes have no financial impact on the Company, nor do they have any material impact on the way in which it compensates the Executives.

Accounting for Stock-Based Compensation. The Company accounts for stock-based compensation in accordance with the requirements of ASC Topic 718, which requires the Company to expense the estimated value of certain stock-based compensation.

Stock Ownership Guidelines and Hedging Policies

The Board has not adopted stock ownership guidelines for executive officers or a policy with respect to hedging the economic risks of stock ownership.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement beginning at page 10.

Based on the review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the Company's 2011 Annual Meeting of Stockholders and be incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2011.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Anthony B. Helfet, Chairman
David A.B. Brown,  Rene J. Robichaud,  Nelson Obus

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are set forth in the preceding section. During the most recent fiscal year, no Layne Christensen executive officer served as a (i) member of the compensation committee (or equivalent), or the board of directors, of another entity, one of whose executive officers served on the Company’s Compensation Committee or (ii) member of the compensation committee (or equivalent) of another entity, one of whose executive officers served as a director of the Company.

Executive Compensation and Other Information

Executive Compensation

The following table sets forth for the fiscal years ended January 31, 2011, 2010 and 2009, respectively, the compensation of the Company's chief executive officer, chief financial officer and of each of the Company's three other most highly compensated executive officers whose remuneration for the fiscal year ended January 31, 2011, exceeded $100,000 for services to the Company and its subsidiaries in all capacities (collectively, the "Named Executive Officers"):

Summary Compensation Table

							Change in
							Pension
						Non-Equity	Value and
						Incentive	Nonqualified
						Plan	Compen-		All Other
				Stock	Option	Compen-	sation		Compen-
	Fiscal	Salary(1)	Bonus(2)	Awards(3)	Awards(3)	sation(4)	Earnings		sation(6)(7)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)		($)	($)

Andrew B. Schmitt	2011	$620,000	—	$ 74,800	$374,000	$992,000	$675,207		$19,344	$2,755,350
President, Chief Executive	2010	620,000	$363,362	—	879,761	—	889,130		17,639	2,769,892
Officer and Director	2009	618,462	—	439,983	440,000	562,437	353,106	(5)	26,047	2,440,035

Jerry W. Fanska	2011	$365,000	—	$ 37,400	$186,992	$438,000	—		$21,686	$1,049,077
Senior Vice President—	2010	365,000	$176,465	—	439,880	—	—		15,835	997,180
Finance and Treasurer	2009	363,231	—	219,974	219,992	248,334	—		28,537	1,080,067

Jeffrey J. Reynolds	2011	$350,000	—	$ 34,849	$174,257	$420,000	—		$15,613	$ 994,718
Executive Vice President, Chief	2010	319,826	$140,505	—	409,881	—	—		16,168	886,380
Operating Officer and Director	2009	252,109	—	—	—	375,000	—		24,734	651,843

Steven F. Crooke	2011	$310,000	—	$ 27,623	$138,132	$372,000	—		$18,373	$ 866,129
Senior Vice President—	2010	310,000	$149,874	—	324,908	—	—		16,373	801,155
General Counsel and Secretary	2009	308,692	—	162,481	162,493	210,914	—		25,257	869,836

Eric R. Despain	2011	$300,000	—	$ 21,248	$106,247	$360,000	—		$20,906	$ 808,401
Division President—	2010	300,000	$ 50,000	—	249,934	—	—		19,156	619,090
Mineral Exploration	2009	299,230	—	97,488	97,486	272,098	—		27,286	793,588

(1)
Reflects salary earned for the fiscal years ended January 31, 2011, 2010 and 2009, respectively.  The salary amounts in 2011 for Messrs. Schmitt, Fanska, Reynolds, Crooke, and Despain include amounts deferred under the Company's Deferred Compensation Plan of $12,231, $5,000, $34,999, $5,000 and $10,000, respectively.  The salary amounts in 2010 for Messrs, Schmitt, Fanska, Reynolds, Crooke, and Despain include amounts deferred under the Company’s Deferred Compensation Plan of $5,538, $84,616, $30,774, $5,000 and $10,000, respectively.  The salary amounts in 2009 for Messrs. Schmitt, Fanska, Reynolds, Crooke, and Despain include amounts deferred under the Company's Deferred Compensation Plan of $17,508, $90,807, $25,211, $14,231 and $14,615, respectively.  All amounts deferred are also reflected in the Nonqualified Deferred Compensation table appearing on page 22 in this Proxy Statement.

(2)
The incentive compensation paid with respect to fiscal 2010 is reported in the “Bonus” column rather than the “Non-Equity Incentive Plan Compensation” column since the Named Executive Officers did not meet the target performance goals set under the Executive Incentive Compensation Plan due to the ceiling test impairment charge and the expense associated with the settlement of the terminated defined benefit pension plan.  As a result, the incentive awards for fiscal 2010 were discretionary bonuses.  The incentive amounts in 2010 for Messrs. Fanska and Reynolds include amounts deferred under the Company’s Deferred Compensation Plan of $44,116 and $70,253, respectively.  All amounts deferred are also reflected in the Nonqualified Deferred Compensation table appearing on page 22 in this Proxy Statement.

(3)
Amounts reported in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of such awards, computed in accordance with ASC Topic 718.  Pursuant to Securities and Exchange Commission rules, the amounts shown for the fiscal 2011 Stock Awards report the value at the grant date based upon the probable outcome of the performance conditions that affect the vesting of such awards.  Furthermore, even though the amounts shown for the fiscal 2009 Stock Awards reflect the full grant date fair value of such awards, the Company did not achieve the performance conditions required for such awards to vest and, as a result, such awards were forfeited on February 5, 2011.  These amounts do not include an estimate of forfeitures related to any time-based vesting conditions, and assume that the named executive officer will perform the requisite service to vest in the award.  For assumptions used in determining these values, refer to Note 15 of the Company’s financial statements in the Company’s Annual Report on Form 10-K for the year ended January 31, 2011, as filed with the Securities and Exchange Commission.  For additional information regarding stock awards for the named executive officers, refer to the “Grants of Plan-Based Awards in Last Fiscal Year” and “Outstanding Equity Awards at Fiscal Year End” tables included in this Proxy Statement beginning on page 20.

(4)
Reflects incentive plan compensation earned for the fiscal years ended January 31, 2011, and 2009, respectively.  The incentive amounts in 2011 for Messrs. Fanska and Reynolds include amounts deferred under the Company's Deferred Compensation Plan of $109,500 and $210,000, respectively.  The incentive amounts in 2009 for Messrs. Fanska and Reynolds include amounts deferred under the Company's Deferred Compensation Plan of $124,167 and $187,500, respectively.  All amounts deferred are also reflected in the Nonqualified Deferred Compensation table appearing on page 22 in this Proxy Statement.

(5)
During the fiscal year ended January 31, 2009, the pension measurement date was changed from December 31 to January 31 in accordance with ASC Topic 715 creating a thirteen month change in pension value equal to $382,531.  The $353,106 amount reported was calculated by multiplying $382,531 by 12/13 to arrive at a twelve month change in pension value.

(6)	Excludes perquisites and other benefits, unless the aggregate amount of such compensation exceeds $10,000.

(7)
All Other Compensation for the fiscal year ended January 31, 2011, includes Layne Christensen contributions in the amounts of $9,791, $9,800, $9,800, $9,800 and $9,800, which accrued during such fiscal year for the accounts of Messrs. Schmitt, Fanska, Reynolds, Crooke and Despain, respectively, under the Company's Capital Accumulation Plan; the cost of term life insurance paid by the Company for the benefit of Messrs. Schmitt, Fanska, Reynolds, Crooke and Despain in the amounts of $2,322, $5,386, $813, $1,573 and $4,356, respectively; Company matching contributions to the accounts of Messrs. Schmitt, Fanska, Reynolds, Crooke and Despain under the Company’s Deferred Compensation Plan in the amounts of $5,231, $5,000, $5,000, $5,000 and $5,000, respectively; and Company matching contributions to the health savings accounts of Messrs. Schmitt, Fanska, Crooke and Despain in the amounts of $2,000, $1,500, $2,000 and $1,750, respectively.

Grants of Plan-Based Awards during Fiscal 2011

The following table sets forth information with respect to each Named Executive Officer concerning grants during the fiscal year ended January 31, 2011, of awards under both the Company's equity and non-equity plans.

		Estimated Possible Payouts Under			Estimated Future Payouts Under			All Other	All Other		Grant
		Non-Equity Incentive Plan Awards(1)			Non-Equity Incentive Plan Awards			Stock	Option		Date Fair
								Awards:	Awards:	Exercise	Value of
								Number of	Number of	or Base	Stock
								Shares of	Securities	Price of	and
								Stock or	Underlying	Option	Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	Awards ($/Sh)	Awards (3) ($)
Andrew B. Schmitt	02/19/10	$248,000	$496,000	$992,000	2,691	—	13,458	—	23,201	$27.79	$374,000
	02/19/10										74,800

Jerry W. Fanska	02/19/10	$109,500	$219,000	$438,000	1,345	—	6,729	—	11,600	$27.79	$186,992
	02/19/10										37,400

Jeffrey J. Reynolds	02/19/10	$105,000	$210,000	$420,000	1,254	—	6,270	—	10,810	$27.79	$174,257
	02/19/10										34,849

Steven F. Crooke	02/19/10	$ 93,000	$186,000	$372,000	994	—	4,970	—	8,569	$27.79	$138,132
	02/19/10										27,623

Eric R. Despain	02/19/10	$ 90,000	$180,000	$360,000	764	—	3,823	—	6,591	$27.79	$106,247
	02/19/10										21,248

(1)
The amounts reported under the Threshold, Target and Maximum columns in this table are the possible incentive compensation awards calculated in accordance with the provisions set forth in the Executive Incentive Compensation Plan.  The Threshold column reports the awards that would have been paid if 80% of the performance targets were met.  If less than 80% of a performance target is met, no incentive award is paid with respect to that target.  The Target column reports the awards that would have been paid if 100% of the performance targets were met and the Maximum column reports the maximum awards available under the plan regardless of the amount by which the performance targets are exceeded.  For fiscal 2011, the maximum performance threshold set by the Board was met.  The non-equity incentive plan awards actually paid to the Named Executive Officers for fiscal 2011 are listed in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table on page 18 of this Proxy Statement.

(2)
The grant of shares of restricted stock reported under the Threshold and Maximum columns in this table will vest, if at all, in various percentages only if the Company achieves a corporate return on net assets (“RONA”) threshold based on average RONA over the entire three-year period beginning on February 1, 2010, and ending on January 31, 2013, within a range between 6% and 10%.  See the discussion in the Compensation Discussion and Analysis under the heading “Compensation Components—Restricted Shares” on page 15 of this Proxy Statement for a complete explanation of the vesting of the shares of restricted stock reported in this table.  The Threshold column reports the number of shares that will vest if a 6% average RONA is achieved during the vesting period and the Maximum column reports the number of shares that will vest if a 10% average RONA is achieved during the vesting period.  No specific target within the 6% - 10% range was set by the Board.

(3)
Amounts reported in the Grant Date Fair Value of Stock and Option Awards column represent the aggregate grant date fair value of such awards, computed in accordance with ASC Topic 718.  Pursuant to Securities and Exchange Commission rules, the amounts shown for the Stock Awards report the value at the grant date based upon the probable outcome of the performance conditions that affect the vesting of such awards.  The amounts shown for the Option Awards do not include an estimate of forfeitures related to time-based vesting conditions, and assume that the named executive officer will perform the requisite service to vest in the award.  For assumptions used in determining these values, refer to Note 15 of the Company’s financial statements in the Company’s Annual Report on Form 10-K for the year ended January 31, 2011, as filed with the Securities and Exchange Commission.  For additional information regarding stock awards for the named executive officers, refer to the “Summary Compensation” and “Outstanding Equity Awards at Fiscal Year End” tables included in this Proxy Statement on pages 18 and 21, respectively.

Outstanding Equity Awards at Fiscal Year-End

The following table lists all outstanding equity awards held by our Named Executive Officers as of January 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(8)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (7)

Andrew B. Schmitt	15,000 (1) 70,000 (1) 26,250 (2) 17,738 (3) 19,204 (4) 10,358 (5) —	— — 8,750 (2) 8,869 (3) 38,408 (4) 20,716 (5) 23,201 (6)	— — — — — — —	$16.65 $29.29 $42.26 $35.71 $15.78 $21.99 $27.79	06/28/2014 06/08/2016 06/07/2017 02/05/2018 02/01/2019 06/03/2019 02/19/2020	3,750	$118,425	25,779	$814,101

Jerry W. Fanska	35,000 (1) 13,125 (2) 8,868 (3) 9,602 (4) 5,179 (5) —	— 4,375 (2) 4,435 (3) 19,204 (4) 10,358 (5) 11,600 (6)	— — — — — —	$27.87 $42.26 $35.71 $15.78 $21.99 $27.79	01/20/2016 06/07/2017 02/05/2018 02/01/2019 06/03/2019 02/19/2020	1,875	$ 59,213	12,889	$407,035

Jeffrey J. Reynolds	57,500 (1) 8,947 (4) 4,825 (5) —	— 17,895 (4) 9,652 (5) 10,810 (6)	— — — —	$23.05 $15.78 $21.99 $27.79	09/28/2015 02/01/2019 06/03/2019 02/19/2020	—	—	6,270	$198,007

Steven F. Crooke	17,500 (1) 9,843 (2) 6,550 (3) 7,092 (4) 3,825 (5) —	— 3,282 (2) 3,276 (3) 14,185 (4) 2,651 (5) 8,569 (6)	— — — — — —	$27.87 $42.26 $35.71 $15.78 $21.99 $27.79	01/20/2016 06/07/2017 02/05/2018 02/01/2019 06/03/2019 02/19/2020	1,875	$ 59,213	9,520	$300,642

Eric R. Despain	35,000 (1) 3,930 (3) 5,455 (4) 2,942 (5) —	— 1,965 (3) 10,912 (4) 5,886 (5) 6,591 (6)	— — — — —	$27.87 $35.71 $15.78 $21.99 $27.79	01/20/2016 02/05/2018 02/01/2019 06/03/2019 02/19/2020	1,875	$ 59,213	6,553	$206,944

(1)	The options are fully vested and exercisable.

(2)	The options vest in four equal annual installments on June 7 of each year. If they have not yet been exercised, the options in the grant were 3/4 vested and 1/4 unvested on January 31, 2011.

(3)	The options vest in three equal annual installments on February 5 of each year. If they have not yet been exercised, the options in the grant were 2/3 vested and 1/3 unvested on January 31, 2011.

(4)	The options vest in three equal annual installments on February 1 of each year. If they have not yet been exercised, the options in the grant were 1/3 vested and 2/3 unvested on January 31, 2011.

(5)	The options vest in three equal annual installments on June 3 of each year. If they have not yet been exercised, the options in the grant were 1/3 vested and 2/3 unvested on January 31, 2011.

(6)	The options vest in three equal annual installments on February 19 of each year. All of the options in the grant were unvested on January 31, 2011.

(7)
The market value of the shares of restricted stock, either earned or unearned, that have not vested was calculated by multiplying $31.58, which was the closing market price of the Company's common stock on January 31, 2011, by the number of unvested shares.

(8)
Of the shares of restricted stock reported in this column as unearned on January 31, 2011, on behalf of Messrs. Schmitt, Fanska, Crooke and Despain, 12,321, 6,160, 4,550 and 2,730 shares, respectively, were subsequently cancelled on February 5, 2011, after the Company failed to meet the required RONA threshold for the three-year vesting period.

Option Exercises and Stock Vested

The following table sets forth information with respect to each Named Executive Officer concerning the exercise of options and the vesting of stock during the fiscal year ended January 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Andrew B. Schmitt	—	—	3,750	$95,025
Jerry W. Fanska	—	—	1,875	$47,513
Jeffrey J. Reynolds	—	—	—	—
Steven F. Crooke	—	—	1,875	$47,513
Eric R. Despain	—	—	1,875	$47,513

(1)
The value realized upon vesting was calculated using the closing price of the Company’s common stock on the day prior to the date the shares vested ($25.34) multiplied by the number of shares vested.  All shares reported in this column vested on June 7, 2010.

Pension Benefits

The following table shows the number of years of credited service earned through January 31, 2011, and the actuarial present value of the accumulated benefits for Mr. Andrew B. Schmitt, our President and Chief Executive Officer, under his Supplemental Executive Retirement Plan ("SERP").  The accumulated benefit present values were determined using a discount rate of 5.44% and mortality assumptions based on RP2000 (made with white collar adjustment) mortality tables.  The values shown are estimates only.  The actual benefit payable will be determined upon Mr. Schmitt's retirement or termination from the Company.  The terms of Mr. Schmitt's SERP are set forth below under the heading "Potential Payments Upon Change of Control, Retirement, Death or Disability."  Mr. Schmitt is the only Named Executive Officer that is entitled to receive any such pension benefit.  No payments were made under the SERP to Mr. Schmitt during the last fiscal year.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ( $)	Payments During Last Fiscal Year ($)

Andrew B. Schmitt	Supplemental Executive Retirement Plan	17	$3,668,865	$0

Nonqualified Deferred Compensation

The following table sets forth the contributions made by our Named Executive Officers and the earnings accrued on all such contributions under our Key Management Deferred Compensation Plan during the fiscal year ended January 31, 2011.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings (Losses) in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(4) ($)
Andrew B. Schmitt	$ 12,231	$5,231	$ 6	—	$ 94,299
Jerry W. Fanska	49,116	5,000	82,060	—	774,227
Jeffrey J. Reynolds	105,252	5,000	160,156	—	924,218
Steven F. Crooke	5,000	5,000	28,237	—	131,279
Eric R. Despain	10,000	5,000	7,630	—	189,208

(1)
The salary deferrals reported in this column are included in the salary of each Named Executive Officer for fiscal 2011 as indicated in footnote (1) to the Summary Compensation Table.  However, the incentive compensation deferrals reported in this column are included in the incentive compensation of each Named Executive Officer for fiscal 2010 as indicated in footnote (4) to the Summary Compensation Table, since, due to the timing of the payments, they are not credited to the account of the executive until the succeeding fiscal year.

(2)	The amounts reported in this column are included in the All Other Compensation column for each executive as indicated in footnote (7) to the Summary Compensation Table.

(3)	The earnings reported in this column are not included in the Summary Compensation Table as they are not above-market or preferential.

(4)
Includes amounts reported as salary in the Summary Compensation Table for fiscal 2011 of $12,231, $5,000, $34,999, $5,000 and $10,000 for Messrs. Schmitt, Fanska, Reynolds, Crooke and Despain, respectively; amounts reported as salary in the Summary Compensation Table for fiscal 2010 of $5,538, $84,616, $30,774, $5,000 and $10,000 for Messrs. Schmitt, Fanska, Reynolds, Crooke and Despain, respectively; and amounts reported as salary in the Summary Compensation Table for fiscal 2009 of $17,508, $90,807, $25,211, $14,231 and $14,615 for Messrs. Schmitt, Fanska, Reynolds, Crooke, and Despain, respectively.  Also includes amounts reported as a bonus in the Summary Compensation Table for fiscal 2010 of $44,116 for Mr. Fanska and $70,253 for Mr. Reynolds; and amounts reported as incentive compensation in the Summary Compensation Table for fiscal 2009 of $124,167 for Mr. Fanska and $187,500 for Mr. Reynolds.

Potential Payments Upon Change of Control, Retirement, Death or Disability

Employment Agreement with Mr. Schmitt. Pursuant to an employment agreement between the Company and Mr. Schmitt dated October 12, 1993, Mr. Schmitt is entitled to a lump sum payment of 24 months' salary in the event that his employment is terminated in connection with a change of control of the Company.  Under the 1993 letter agreement, Mr. Schmitt is entitled to (i) 24-months salary continuation after a termination (other than for cause) and (ii) a lump sum severance payment of equivalent value in the event of a change of control.  The Company has entered into a new Severance Agreement with Mr. Schmitt dated March 13, 2008 (as described below) that is intended to replace this agreement.  However, the 1993 letter agreement will again become effective if Mr. Schmitt's Severance Agreement is terminated.

SERP for Mr. Schmitt. In addition, the Company has agreed to pay Mr. Schmitt, pursuant to his SERP, an annual retirement benefit, beginning six months after Mr. Schmitt's separation from service with the Company, equal to 40% of the average of his total compensation (as defined in the annual retirement benefit agreement) received during the highest five consecutive years out of his last ten years of employment, less 60% of his annual primary Social Security benefit (the "Annual Benefit"). The Annual Benefit is to be reduced, however, by the annual annuity equivalent of the value of all funds, including earnings, in the Company funded portion of Mr. Schmitt's Capital Accumulation Plan account as of the date of his retirement (the "Annuity Equivalent").  As of January 31, 2011, the Company funded balance in Mr. Schmitt's account under the Capital Accumulation Plan was $132,933. To the extent the Annual Benefit is not satisfied by the Annuity Equivalent, payments will be made out of the general funds of the Company. If Mr. Schmitt separates from service prior to age 65, his Annual Benefit will be reduced further by multiplying the Annual Benefit by the percentage (referred to under the Plan as the "Early Retirement Reduction Factor" and set forth below in the following table) depending on Mr. Schmitt's age at the time of his separation from service.

Age at Separation from Service	Percentage of Annual Benefit
55	48.81%
56	52.06%
57	55.59%
58	59.45%
59	63.68%
60	68.32%
61	73.43%
62	79.06%
63	85.31%
64	92.26%

If Mr. Schmitt were to have separated from service on January 31, 2011, his Annual Benefit would have been $293,049.

Mr. Schmitt is entitled to a disability benefit determined in the same manner as the Annual Benefit as of the date of termination of his service resulting from total and permanent disability (the "Disability Benefit"). The Disability Benefit will also be reduced by the Annuity Equivalent but is not subject to the Early Retirement Reduction Factor. Mr. Schmitt is deemed to have become "disabled" if he (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under a Company-sponsored accident and health plan. If Mr. Schmitt were to have become disabled on January 31, 2011, his annual Disability Benefit would have been $378,529.

Mr. Schmitt's surviving spouse, if any, will be entitled to receive a death benefit (the "Death Benefit") upon Mr. Schmitt's death which will be equal to the Annual Benefit his surviving spouse would have received if (i) he had retired at the date of his death and had received an Annual Benefit in the form of a monthly joint and survivor benefit and (ii) he subsequently died. The Death Benefit will be reduced by the Annuity Equivalent.  If Mr. Schmitt had died on January 31, 2011, his spouse's annual Death Benefit would have been $256,395.

Severance Agreements. On March 13, 2008, the Company entered into severance agreements with Messrs. Schmitt, Reynolds, Fanska and Crooke and on July 10, 2008, entered into the same form of severance agreement with Mr. Despain.  Each of the severance agreements are the same except that Mr. Schmitt's severance agreement reflects that, if his severance agreement is terminated, the severance benefits that Mr. Schmitt was entitled to receive under the 1993 letter agreement (described above) will again become effective.  The severance agreements generally provide:

●
If before a change of control, the Company terminates the Executive's employment without "cause" or if the Company constructively terminates the Executive's employment (i.e., the Executive leaves for "good reason"), the Executive is entitled to receive severance benefits that include (i) 24 months of continued base salary, (ii) continued vesting of equity-based awards and a continued right to exercise outstanding stock options during this 24-month severance period, (iii) for any performance-based equity award that is exercisable, payable or becomes vested only if the applicable performance-based criteria is satisfied, such performance-based award will become exercisable, payable or become vested at the time of and only if the underlying performance criteria is satisfied, (iv) for any performance-based stock options that become exercisable after the end of the 24-month severance period, such stock options will remain exercisable until the earlier of the original expiration date of the option or 90 days after the end of the 24 month severance period, (v) continued participation in the Company's welfare benefit plans (or comparable arrangements) throughout the 24 month severance period, and (vi) payment of any applicable COBRA premiums.

The following table summarizes the severance benefits due Messrs. Schmitt, Fanska, Reynolds, Crooke and Despain under their severance agreements upon their termination by the Company without cause, or their voluntary termination due to their constructive termination (assuming such termination occurred on January 31, 2011):

Name	Base Salary	Unvested Equity Compensation(2)	Benefits(3)	Total

A.B. Schmitt (1)	$1,240,000	$1,067,557	$30,638	$2,338,195
J.W. Fanska	750,000	533,776	30,638	1,314,414
J.J. Reynolds	750,000	442,224	41,536	1,233,759
S.F. Crooke	690,000	409,759	41,536	1,141,294
E.R. Despain	600,000	328,868	30,638	959,506

(1)	For Mr. Schmitt, amounts are assumed to be paid under his severance agreement, and accordingly, no amounts would be payable under his employment agreement.

(2)
Represents value of unvested awards at January 31, 2011, that would become vested in the 24-month period following January 31, 2011.  Stock options are valued based on the positive difference, if any, between the closing stock price of the Company's common stock on January 31, 2011, and the exercise price for such options.  Shares of time vested restricted stock are valued based on the closing stock price of the Company’s common stock on January 31, 2011.  The Company has determined that it will not achieve the performance conditions associated with the restricted stock awards issued on February 5, 2008.  Since such awards will not vest, no value has been assigned to such restricted stock for the purpose of this table.  The Company has also determined that there is a 20% likelihood that the Company will achieve the performance conditions associated with the restricted stock awards issued on February 19, 2010.  Accordingly, those shares of performance vesting restricted stock have been assigned a value that is 20% of the value of the closing stock price of the Company’s common stock on January 31, 2011.

(3)	Assumes the executive earns the maximum Company match with respect to his health savings account for each year during the 24-month period.

●
If the Executive's employment is terminated due to death, the Executive's estate or his beneficiaries will be entitled to receive (i) immediate acceleration of the vesting of the Executive's service-based equity awards and the right to exercise the service-based stock options until the earlier of the original expiration date of the options or 12 months after the Executive's date of death, (ii) for any performance-based equity award that is exercisable, payable or becomes vested only if the applicable performance-based criteria is satisfied, such performance-based award will become exercisable, payable or become vested at the time of and only if the underlying performance criteria is satisfied, and (iii) for any performance-based stock option that becomes exercisable due to the satisfaction of the underlying performance criteria, the continued right to exercise the option until the earlier of the option's original expiration date or 12 months after the Executive's date of death.

The following table summarizes the severance benefits due Messrs. Schmitt, Fanska, Reynolds, Crooke and Despain under their severance agreements (assuming their death occurred on January 31, 2011):

Name	Unvested Equity Compensation(2)

A.B. Schmitt (1)	$1,215,293
J.W. Fanska	548,431
J.J. Reynolds	455,883
S.F. Crooke	420,587
E.R. Despain	337,195

(1)	For Mr. Schmitt, amounts are assumed to be paid under his severance agreement, and accordingly, no amounts would be payable under his employment agreement.

(2)	Represents value of unvested awards at January 31, 2011, that would become vested upon death. Stock options are valued based on the positive difference, if any, between the closing stock price of the Company's common stock on January 31, 2011, and the exercise price for such options. Shares of time vested restricted stock are valued based on the closing stock price of the Company’s common stock on January 31, 2011. The Company has determined that it will not achieve the performance conditions associated with the restricted stock awards issued on February 5, 2008. Since such awards will not vest, no value has been assigned to such restricted stock for the purpose of this table. The Company has also determined that there is a 20% likelihood that the Company will achieve the performance conditions associated with the restricted stock awards issued on February 19, 2010. Accordingly, those shares of performance vesting restricted stock have been assigned a value that is 20% of the value of the closing stock price of the Company’s common stock on January 31, 2011

●
If the Executive's employment is terminated due to disability, the Executive will be entitled to (i) payment of a lump sum disability benefit equal to 12 months base salary, (ii) immediate acceleration of the vesting of his service-based equity awards and a continuation of his right to exercise any service-based stock options for a period of 12 months after the termination, (iii) for any performance-based equity award that is exercisable, payable or becomes vested only if the applicable performance-based criteria is satisfied, such performance-based award will become exercisable, payable or become vested at the time of and only if the underlying performance criteria is satisfied, and (iv) for any performance-based stock options that have become exercisable due to the satisfaction of the underlying performance criteria, the continued right to exercise the options until the earlier of the option's original expiration date or 12 months after the Executive's termination.

The following table summarizes the severance benefits due Messrs. Schmitt, Fanska, Reynolds, Crooke and Despain under their severance agreements upon their disability (assuming they became disabled on January 31, 2011):

Name	Base Salary	Unvested Equity Compensation(2)	Total

A.B. Schmitt (1)	$620,000	$1,215,293	$1,835,293
J.W. Fanska	375,000	548,431	923,431
J.J. Reynolds	375,000	455,883	830,883
S.F. Crooke	345,000	420,587	765,587
E.R. Despain	300,000	337,195	637,195

(1)	For Mr. Schmitt, amounts are assumed to be paid under his severance agreement, and accordingly, no amounts would be payable under his employment agreement.

(2)	Represents value of unvested awards at January 31, 2011, that would become vested upon a termination without cause or constructive termination. Stock options are valued based on the positive difference if any between the closing stock price of the Company's common stock on January 31, 2011, and the exercise price for such options. Shares of time vested restricted stock are valued based on the closing stock price of the Company’s common stock on January 31, 2011. The Company has determined that it will not achieve the performance conditions associated with the restricted stock awards issued on February 5, 2008. Since such awards will not vest, no value has been assigned to such restricted stock for the purpose of this table. The Company has also determined that there is a 20% likelihood that the Company will achieve the performance conditions associated with the restricted stock awards issued on February 19, 2010. Accordingly, those shares of performance vesting restricted stock have been assigned a value that is 20% of the value of the closing stock price of the Company’s common stock on January 31, 2011.

●
Upon a change of control of the Company, all of the Executive's equity awards will become immediately vested on the effective date of the change.  Following a change of control of the Company and for a three-year period following the change of control, the successor Company is obligated to both (i) continue to employ the Executive in a substantially similar position (at an equal or greater base salary as before the change of control) and (ii) provide the Executive with certain welfare benefits and bonus compensation opportunities similar to those of other similarly situated employees.

If the Executive's employment is terminated by the Company without "cause" or is constructively terminated (i.e., the Executive leaves for "good reason") during the three-year period following a change of control of the Company, he is entitled to: (i) a special lump-sum severance payment equal to the present value of the remaining base salary he would receive if he remained an employee until the later of the end of the third anniversary of the change of control or the second anniversary of his termination date; (ii) coverage under all employee benefit plans that covered him prior to termination until the later of the end of the third anniversary of the change of control or the second anniversary of his termination date; and (iii) for any payments made pursuant to the Severance Agreement that are subject to the Internal Revenue Code's penalty tax provisions for excessive "golden parachute payments", then the Company will reimburse (on an after tax basis) the Executive for the amount of any such penalty tax.

The following table summarizes the severance benefits due Messrs. Schmitt, Fanska, Reynolds, Crooke and Despain under their severance agreements upon a change of control (assuming the change of control occurred on January 31, 2011, and the termination by the Company without cause, or their voluntary termination due to their constructive termination, on such date):

Name	Base Salary(2)	Unvested Equity Compensation(3)	Benefits(4)	Tax Gross-up	Total

A.B. Schmitt (1)	$1,663,461	$1,555,296	$45,957	—	$3,264,714
J.W. Fanska	1,006,126	718,433	45,957	—	1,770,516
J.J. Reynolds	1,006,126	614,288	62,304	—	1,682,718
S.F. Crooke	925,636	546,149	62,304	—	1,534,089
E.R. Despain	804,901	433,780	45,957	—	1,284,638

(1)	For Mr. Schmitt, amounts are assumed to be paid under his severance agreement, and accordingly, no amounts would be payable under his employment agreement.

(2)	Represents the present value of three times the base salary of the executive on January 31, 2011, paid out in bi-weekly installments over a three-year period using a discount rate of 7.5%.

(3)	Represents value of unvested awards at January 31, 2011, that would become vested upon a change of control, including all awards subject to performance conditions. Stock options are valued based on the positive difference, if any, between the closing price of the Company's common stock on January 31, 2011, and the exercise price for such options.

(4)	Assumes the executive earns the maximum Company match with respect to his health savings account for each year during the three year period.

Generally, all severance payments under the agreements will begin following the Executive's termination of employment. However, as is provided for in the Severance Agreements, certain delays in payment timing may occur in order to comply with Section 409A of the Internal Revenue Code.

Ownership of Layne Christensen Common Stock

The following table sets forth certain information as of March 31, 2011, except as otherwise provided, regarding the beneficial ownership of Layne Christensen common stock by each person known to the Board of Directors to own beneficially 5% or more of the Company's common stock, by each director or nominee for director of the Company, by each Named Executive Officer, and by all directors and executive officers of the Company as a group. All information with respect to beneficial ownership has been furnished by the respective directors, officers or 5% or more stockholders, as the case may be.

	Amount and
	Nature of		Percentage of
	Beneficial		Shares
Name	Ownership (1)		Outstanding (1)
Neuberger Berman Group LLC (2)	2,169,174		11.1%
Keeley Asset Management Corp. (3)	1,221,645		6.2%
Dimensional Fund Advisors LP (4)	1,208,924		6.2%
BlackRock, Inc. (5)	1,173,338		6.0%
Invesco Ltd. (6)	1,077,657		5.5%
Jeffrey J. Reynolds	499,298	(7)	2.5%
Andrew B. Schmitt	355,533	(7)	1.8%
Jerry W. Fanska	109,555	(7)	*
Steven F. Crooke	74,703	(7)	*
Eric R. Despain	78,152	(7)	*
Nelson Obus	17,198	(8)	*
J. Samuel Butler	16,369	(9)	*
Anthony B. Helfet	13,492	(9)	*
David A. B. Brown	18,213	(9)	*
Rene J. Robichaud	12,299	(9)	*
Robert R. Gilmore	10,354	(9)	*
All directors and executive officers as a group (17 persons)	1,367,843	(10)	6.8%

* Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and includes shares of common stock issuable pursuant to the exercise of stock options exercisable within 60 days of March 31, 2011. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage ownership calculations are based on 19,568,720 shares of common stock outstanding plus 643,098 options exercisable within 60 days of March 31, 2011, where said options are considered deemed shares attributed to a given beneficial owner.

(2)
The ownership reported is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2011, by Neuberger Berman Group LLC, on behalf of itself and the other members of its group, including Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds.  Neuberger Berman, LLC is deemed to be a beneficial owner of the Company's stock since it has shared power to make decisions whether to retain or dispose, and in some cases the sole power to vote, the securities of many unrelated clients.  Neuberger Berman, LLC does not, however, have any economic interest in the securities of those clients.  Neuberger Berman, LLC and Neuberger Berman Management LLC are deemed to be beneficial owners of the Company's stock since they both have shared power to make decisions whether to retain or dispose of and vote the securities.  Neuberger Berman, LLC and Neuberger Berman Management LLC serve as a sub-advisor and investment manager, respectively, of Neuberger Berman's various Mutual Funds which hold such shares in the ordinary course of their business and not with the purpose nor with the effect of changing or influencing the control of the issuer.  The holdings of Neuberger Berman Trust Co. N.A., Neuberger Berman Trust Co. of Delaware N.A., NB Alternative Fund Management LLC, NB Alternative Advisers LLC and Neuberger Berman Fixed Income LLC, affiliates of Neuberger Berman, LLC, are also aggregated to comprise the holdings referenced herein.  The principal business address of Neuberger Berman Group LLC is 605 Third Avenue, New York, New York 10158.

(3)
The ownership reported is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2011, by Keeley Asset Management Corp. and Keeley Small Cap Value Fund, a series of Keeley Funds, Inc.  The principal business address of both of these entities is 401 South LaSalle Street, Chicago, Illinois 60605.

(4)
The ownership reported is based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2011 by Dimensional Fund Advisors LP, with a principal business address of Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.  Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate account (such investment companies, trusts and accounts, collectively referred to as the “Funds”).  In certain cases, subsidiaries of Dimensional Fund advisors LP may act as an adviser or sub-adviser to certain Funds.  However, all securities reported in this schedule are owned by the Funds.  Dimensional disclaims beneficial ownership of such securities.  To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of the class of securities.

(5)
The ownership reported is based on a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2011, by BlackRock, Inc., with a principal business address of 40 East 52nd Street, New York, NY 10022.  BlackRock, Inc. became the beneficial owner of these shares upon its acquisition of Barclays Global Investors, NA and certain of its affiliates on December 1, 2009.

(6)
The ownership reported is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2011, by Invesco Ltd. on behalf of itself and its subsidiaries, Invesco PowerShares Capital Management LLC and Invesco National Trust Company.  The principal business address of these entities is 1555 Peachtree Street NE, Atlanta, Georgia 30309.

(7)
Includes options for the purchase of 194,356 shares, 89,677 shares, 83,822 shares, 58,034 shares and 56,945 shares of the Company's common stock exercisable within 60 days of March 31, 2011, granted to Messrs. Schmitt, Fanska, Reynolds, Crooke and Despain, respectively.  Also includes 3,750 shares, 1,875 shares, 1,875 shares and 1,875 shares of restricted stock of the Company held by Messrs. Schmitt, Fanska, Crooke and Despain, respectively, all of which will vest on June 7, 2011, as long as such individuals are still employed by the Company on that date.  Also includes 13,458, 6,729, 6,270, 4,970 and 3,823 shares of restricted stock of the Company held by Messrs. Schmitt, Fanska, Reynolds, Crooke and Despain, respectively, which vest, if at all, at the end of a three-year period ending February 19, 2013 in various percentages based on the level of certain performance targets achieved by the Company during that period.  Also includes 13,293, 6,827, 6,631, 5,377 and 3,776 shares of restricted stock of the Company held by Messrs, Schmitt, Fanska, Reynolds, Crooke and Despain, respectively, all of which vest, if at all, at the end of a three-year period ending February 1, 2014, in various percentages based on the level of certain performance targets achieved by the Company during that period.

(8)
Mr. Obus is president of Wynnefield Capital, Inc. and a managing member of Wynnefield Capital Management, LLC. Both companies have indirect beneficial ownership in securities held in the name of Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Channel Partnership II, L.P. and the Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan, which, combined, own 690 of the indicated shares.  Also includes options for the purchase of 10,007 shares of the Company's common stock exercisable within 60 days of March 31, 2011.  Also includes 1,510 shares of restricted stock that will vest on February 1, 2012.

(9)
Includes options for the purchase of 13,000 shares, 13,030 shares, 9,000 shares, 3,000 shares and 7,736 shares of the Company's common stock exercisable within 60 days of March 31, 2011, granted to Messrs. Brown, Butler, Helfet, Robichaud and Gilmore, respectively.  Also includes 2,265, 1,510, 1,510, 1,510 and 1,510 shares of restricted stock that will vest on February 1, 2012, granted to Messrs. Brown, Butler, Helfet, Robichaud and Gilmore, respectively.

(10)
Includes options for the purchase of 643,098 shares of the Company's common stock exercisable within 60 days of March 31, 2011, granted to all directors and executive officers of the Company as a group.  Also includes 108,801 shares of restricted stock that have not yet vested that have been granted to all directors and executive officers of the Company as a group.

Item 2

Advisory Vote on Executive Compensation

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract and retain top-quality executives, tie annual and long-term equity incentives to achievement of measurable corporate, business unit and individual performance objectives, and align the executives' incentives with stockholder value creation.  The overall compensation program is designed to reward a combination of strong individual performance, strong performance by the Company in meeting its long-term strategic goals and stock price appreciation.

Our compensation package for executive officers consists of a balance of base salary, annual bonuses under our Executive Incentive Compensation Plan, performance-based equity grants and certain employee benefits.  To serve the best interests of stockholders, the Compensation Committee follows an executive compensation philosophy that emphasizes performance-based compensation, including stock options and performance-vesting restricted shares.  The Compensation Committee periodically reviews our executive compensation practices to ensure they achieve our desired goals.

We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement.  Accordingly, we will ask our stockholders to approve, on an advisory basis, the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors.  However, our Board of Directors and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future executive compensation decisions.

The Board of Directors unanimously recommends that you vote FOR the approval of the compensation of our Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure.

Item 3

Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our Named Executive Officers.  By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on Named Executive Officer compensation once every one, two or three years.

After careful consideration, the Board of Directors has determined that an advisory vote on executive compensation that occurs every three years (triennial) is the most appropriate alternative for the Company, and therefore, the Board of Directors recommends that you vote for a three-year interval for the advisory vote on executive compensation for reasons that include:

●	We have a consistent record of full and transparent disclosures regarding our executive compensation philosophy, programs and practices and the amounts paid to our executive officers.

●
Our compensation programs are designed to support long-term value creation and to incentivize and reward performance over a multi-year period.  Consequently, a three-year vote cycle will allow stockholders to better judge the Company's compensation program relative to our long-term performance.

●	Triennial votes will provide us with adequate time to thoughtfully consider the results of the say-on-pay votes, respond to stockholder sentiments and implement changes.

●	A three-year advisory vote cycle will provide our stockholders sufficient time to evaluate the effectiveness of the short- and long-term components of our compensation program and our performance.

●
As a practical matter, any changes to our executive compensation program that were responsive to stockholder concerns would not be fully disclosed and reflected in the Compensation Discussion and Analysis of the proxy statement  until the second year following an unfavorable say-on-pay vote.

Stockholders who have concerns about executive compensation during the interval between "say-on-pay" votes are welcome to bring their specific concerns to the attention of the Board of Directors at any time, by mail, telephone or email.  Information on how to contact the Board of Directors can be found on page 9 of this Proxy Statement under the heading “Communications with the Board of Directors.”

The proxy card provides stockholders with the opportunity to choose among four advisory options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board of Directors' recommendation.  You may cast your advisory vote by choosing the option of one year, two years, three years, or abstaining from voting in response to the resolution set forth below:

RESOLVED, that the option of one year, two years, or three years that receives the vote of the holders of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter for this resolution will be determined to be the stockholders’ preferred frequency with which the Company is to hold an advisory vote by stockholders to approve the compensation paid to the Company's Named Executive Officers, as disclosed in the Company's proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.

The option of one year, two years or three years, if any, that receives the approval by the affirmative vote of the holders of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual meeting and entitled to vote on such matter will be the frequency of the vote on the compensation of our Named Executive Officers that has been approved by stockholders on an advisory basis.  Although this advisory vote on the frequency of the “say-on-pay” vote is non-binding, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

The Board of Directors unanimously recommends that the advisory vote on executive compensation be conducted every THREE YEARS.

Item 4

Ratification of Selection of Independent Registered Public Accountants

The Audit Committee of the Board of Directors has selected the independent registered public accounting firm of Deloitte & Touche LLP  to audit the books, records and accounts of the Company for the year ending January 31, 2012.  Stockholders will have an opportunity to vote at the Annual Meeting on whether to ratify the Audit Committee's decision in this regard.

Deloitte & Touche LLP has served as the Company's independent registered public accounting firm since fiscal 1990.  Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting.  Such representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

During fiscal 2010 and 2011, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, "Deloitte & Touche") provided various audit and non-audit services to the Company as follows:

(a)
Audit Fees: Aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements and assessment of internal controls over financial reporting, and review of financial statements included in the Company's Form 10-Q reports, as well as statutory audits for international entities and procedures for registration statements.

Fiscal 2010	Fiscal 2011
$1,584,300	$1,730,720

(b)	Audit-Related Fees: Audit-related fees include benefit plan audits and consultation on various matters.

Fiscal 2010	Fiscal 2011
$ 40,250	$ 155,250

(c)	Tax Fees: Tax fees include income tax consultation.

Fiscal 2010	Fiscal 2011
$ 241,500	$ 201,100

(d)
All Other Fees: All other fees relate to licensing of access to an on-line accounting research facility and miscellaneous fees for services. The Company did not incur any fees relating to the design and implementation of financial information systems in either fiscal 2010 or fiscal 2011.

Fiscal 2010	Fiscal 2011
$ 7,500	$ 18,200

The Audit Committee of the Board of Directors has considered whether provision of the services described in sections (b), (c) and (d) above is compatible with maintaining the registered public accounting firm's independence and has determined that such services have not adversely affected Deloitte & Touche's independence.

The Audit Committee's Policy for the Approval of Audit, Audit-Related, Tax and Other Services provided by the Independent Auditor provides for the pre-approval of the scope and estimated fees associated with the current year audit.  The policy also requires pre-approval of audit-related, tax and other services specifically described by management on an annual basis and, furthermore, additional services anticipated to exceed the specified pre-approval limits for such services must be separately approved by the Audit Committee.  Finally, the policy outlines nine specific restricted services outlined in the SEC's rule on auditor independence that are not to be performed by the independent auditor.  None of the services performed by Deloitte & Touche, as described above, were approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.

All of the services described in sections (b), (c) and (d) above were pre-approved by the Audit Committee.

Submission of the selection of the independent registered public accounting firm to the stockholders for ratification will not limit the authority of the Audit Committee to appoint another independent registered public accounting firm to serve as independent auditors if the present auditors resign or their engagement otherwise is terminated.  If the stockholders do not ratify the selection of Deloitte & Touche at the Annual Meeting, the Company intends to call a special meeting of stockholders to be held as soon as practicable after the Annual Meeting to ratify the selection of another independent registered public accounting firm as independent auditors for the Company.

The Board of Directors unanimously recommends that you vote FOR approval of the selection of Deloitte & Touche LLP.

Item 5

Stockholder Proposal

The Company has been notified by Walden Asset Management, a division of Boston Trust & Investment Management Company, One Beacon Street, Boston, Massachusetts 02108 ("Walden"), that it intends to present the following proposal for consideration at the Annual Meeting.  Walden has submitted documentation indicating that it owned a total of 41,000 shares of the Company's common stock as of September 10, 2010.  The exact number of voting securities held by Walden will be provided to stockholders promptly upon receiving an oral or written request.  The Board of Directors unanimously recommends a vote for this proposal for the reasons stated after the proposal.

Sustainability Report Resolution

WHEREAS:

Internationally recognized index leader Dow Jones defines sustainable business as "encouraging long lasting social well being in communities where [companies] operate, interacting with different stakeholders (e.g., clients, suppliers, employees, government, local communities, and non-governmental organizations), and responding to their specific and evolving needs, thereby securing a long-term 'license to operate,' superior customer and employee loyalty, and ultimately superior financial returns."

We believe reporting on significant environmental, social and governance (ESG) factors makes a company more responsive to the global business environment, characterized by finite natural resources, changing legislation, and heightened public expectations for corporate accountability.  Reporting helps companies better integrate and gain strategic value from existing sustainability efforts, identify gaps and opportunities in products and processes, develop company-wide communications, publicize innovative practices, and receive constructive feedback.

Companies such as Bloomberg provide information on ESG performance that investors including Goldman Sachs and Morgan Stanley utilize to assist in investment decisions.

The Carbon Disclosure Project (CDP), representing 534 institutional investors globally with $64 trillion in assets, requests greater disclosure from companies on their climate change management programs.  The 2010 company response rate to the CDP for the S&P 500 was more than 70% and at least 82% for the FTSE Global Equity Index Series.

Company disclosure of sustainability factors is on the rise.  According to a 2008 KPMG report on sustainability reporting, 79% of the 250 Global Fortune companies produce reports compared to 52% in 2005.  Of the 100 top U.S. companies by revenue, 73% produced reports compared to 32% in 2005.

In contrast, Layne Christensen does not report details on its sustainability efforts and has declined to participate in the CDP.  Transparency on climate change abatement goals is one of the most financially significant environmental issues currently facing investors.

Moreover, last year this resolution received majority investor support, fully 60% of votes cast, the highest vote ever for a resolution on sustainability reporting.  Yet the board has not moved forward in response to this shareholder mandate.

Given Layne Christensen's business focus is providing water-related services and products, we believe that evaluation of the company's exposure to water scarcity can help manage risks.  Water scarcity risk assessments can, when well managed, create opportunities for improvement and innovation.  JPMorgan Chase expects more companies will face increasing investor pressure to provide detailed statements on water-related risks.

RESOLVED:

Shareholders request that the Board issue a sustainability report describing the company's ESG performance, including a discussion on water risk and GHG reduction targets and goals.  The report should be prepared at reasonable cost, omitting proprietary information, by November 1, 2011.

SUPPORTING STATEMENT:

We recommend that the report include a company-wide review of policies, practices, and metrics related to ESG performance and that Layne Christensen commit to continuous improvement in reporting.  We encourage using the Global Reporting Initiative's (GRI) Sustainability Reporting Guidelines (G3). The GRI (www.globalreporting.org) is a globally accepted reporting framework considered the gold standard of reporting.  The G3 provide a flexible reporting system that promotes incremental improvement over time.

Statement of Board of Directors for Stockholder Proposal

The Board of Directors unanimously recommends a vote FOR this stockholder proposal. The Company recognizes the importance, as both an ethical and a business responsibility, of addressing the environmental and social impacts of our business.  The Board recognizes the importance to shareholders of environmental and social sustainability and the Company believes that it has demonstrated a long history of dedication to strong, sustained business performance, good corporate citizenship and environmental and social responsibility.

Because the Company is genuinely concerned about the issues covered in this stockholder proposal and because a similarly-proposed stockholder resolution received a 60% vote in favor at last year's annual meeting, the Company has undertaken to prepare a sustainability report.  The Company expects the report will be available in the near future.

For the above reasons, the Board of Directors unanimously recommends a vote FOR this Stockholder Proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and certain persons who own more than 10% of the Company's outstanding common stock, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership in Layne Christensen common stock and other equity securities. SEC regulations require directors, executive officers and certain greater than 10% stockholders to furnish Layne Christensen with copies of all Section 16(a) reports they file.

To the Company's knowledge, based solely on review of the copies of such reports furnished to Layne Christensen and written representations that no other reports were required, during the fiscal year ended January 31, 2011, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% stockholders were met, except for Mr. Gilmore’s Statement of Changes in Beneficial Ownership on Form 4 reporting the payout of certain Phantom Stock Units to Mr. Gilmore on January 31, 2011, under the Company’s Deferred Compensation Plan for Directors.  Such report was filed on April 29, 2011.

Other Business of the Meeting

The Board of Directors is not aware of, and does not intend to present, any matter for action at the Annual Meeting other than those referred to in this Proxy Statement. If, however, any other matter properly comes before the Annual Meeting or any adjournment, it is intended that the holders of the proxies solicited by the Board of Directors will vote on such matters in their discretion in accordance with their best judgment.

Annual Report

A copy of the Company's Annual Report to Stockholders, containing financial statements for the fiscal year ended January 31, 2011, is being mailed with this Proxy Statement to all stockholders entitled to vote at the Annual Meeting.  Such Annual Report is not to be regarded as proxy solicitation material.

A copy of the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2011 (the "Form 10-K"), excluding Exhibits, will be furnished without charge to any stockholder of record as of April 11, 2011, upon written request addressed to the attention of the Secretary of Layne Christensen Company at 1900 Shawnee Mission Parkway, Mission Woods, Kansas 66205. The Company's Form 10-K is also available on its website at www.laynechristensen.com. Layne Christensen will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of the Company's reasonable expenses in furnishing such exhibits.

Advance Notice Procedures/
Stockholder Nomination Submission Process

Under the Company's bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered written notice to the Company's Secretary (containing certain information specified in the bylaws about the stockholder and the proposed action) not less than 120 or more than 150 days prior to the first anniversary of the preceding year's annual meeting—that is, with respect to the 2012 annual meeting, between January 10 and February 9, 2012.  In addition, any stockholder who wishes to submit to the Board a potential candidate for nomination to the Board must deliver written notice of the nomination within this time period.  Such stockholder's notice shall set forth as to each person whom the stockholder proposes to nominate for election or reelection as a director:

(a)   the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

(b)   a representation that such stockholder is a holder of record of stock of the Company entitled to vote in the election of directors at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

(c)   the name and address of such stockholder, as it appears on the Company's books, and of the beneficial owner, if any, on whose behalf the nomination is made;

(d)   the class and number of shares of the Company which are owned beneficially and of record by the nominating stockholder and each nominee proposed by such stockholder;

(e)   a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

(f)   such other information regarding each nominee proposed by such stockholder as would have been required to be included in a Proxy Statement filed pursuant to Regulation 14A (17 C.F.R. Section 240.14a-1 et seq.) as then in effect under the Securities Exchange Act of 1934, as amended ("Exchange Act"), had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

(g)   the consent of each nominee to serve as a director of the Company if so elected.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as director of the Company.

These requirements are separate from and in addition to the SEC's requirements that a stockholder must meet in order to have a stockholder proposal included in the Company's Proxy Statement.

Stockholder Proposals for 2012 Annual Meeting

It is presently anticipated that the 2012 Annual Meeting of Stockholders will be held on June 7, 2012. Stockholder proposals intended for inclusion in the Proxy Statement for the 2012 Annual Meeting of Stockholders must be received at the Company's offices, located at 1900 Shawnee Mission Parkway, Mission Woods, Kansas 66205, no later than January 9, 2012.  Such proposals must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission. Stockholder proposals should be addressed to the attention of the Secretary or Assistant Secretary of Layne Christensen.

Householding

If you and other residents at your mailing address own shares in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report and Proxy Statement for each company in which you hold shares through that broker, bank or nominee. This practice is called "householding." If you did not respond that you did not want to participate in householding, you are deemed to have consented to that process. If these procedures apply to you, your broker, bank or other nominee will have sent one copy of our Annual Report to Stockholders and Proxy Statement to your address. You may revoke your consent to householding at any time by contacting your broker, bank or other nominee. If you did not receive an individual copy of our Annual Report to Stockholders and Proxy Statement, we will send copies to you if you contact us at 1900 Shawnee Mission Parkway, Mission Woods, Kansas 66205, (913) 362-0510, Attention: Corporate Secretary.  If you and other residents at your address have been receiving multiple copies of our Annual Report to Stockholders and Proxy Statement and desire to receive only a single copy of these materials, you may contact your broker, bank or other nominee or contact us at the above address or telephone number.

By Order of the Board of Directors.

Steven F. Crooke
Senior Vice President—General Counsel and Secretary

May 10, 2011
Mission Woods, Kansas

LAYNE CHRISTENSEN COMPANY

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2, 4 AND 5 AND "FOR EVERY 3 YEARS" ON ITEM 3.

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - David A.B. Brown	☐	☐	02 - J. Samuel Butler	☐	☐	03 - Robert R. Gilmore	☐	☐
04 - Anthony B. Helfet	☐	☐	05 - Nelson Obus	☐	☐	06 - Jeffrey J. Reynolds	☐	☐
07 - Rene J. Robichaud	☐	☐	08 - Andrew B. Schmitt	☐	☐			

	For	Against	Abstain
Item 2: Advisory vote on executive compensation.	☐	☐	☐

	1 Yr	2 Yrs	3 Yrs	Abstain
Item 3: Advisory vote on the frequency of an advisory vote on executive compensation.	☐	☐	☐	☐

	For	Against	Abstain
Item 4: Proposal to ratify the selection of the accounting firm of Deloitte & Touche LLP as Layne Christensen's independent auditors for the fiscal year ending January 31, 2012.	☐	☐	☐
Item 5: Stockholder proposal regarding the preparation of a sustainability report.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Annual Meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give f title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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